UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

XPERI CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders

Thursday, April 27, 2017

11:00 a.m., Local Time

3025 Orchard Parkway

San Jose, CA 95134

The Annual Meeting of the Stockholders of Xperi Corporation (the “Company”) will be held on Thursday, April 27, 2017 at 11:00 a.m. local time, at Xperi Corporation, 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To approve the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees;

3.	To approve the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan;

4.	To hold an advisory vote on executive compensation;

5.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

6.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2017; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 3, 2017 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about March 17, 2017, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report on Form 10-K, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com and on our website at http://ir.xperi.com/. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors
XPERI Corporation
/s/ Paul E. Davis
PAUL E. DAVIS Secretary

San Jose, California

March 15, 2017

Xperi Corporation

3025 Orchard Parkway

San Jose, CA 95134

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2017

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Xperi Corporation (together with its subsidiaries, herein referred to as the “Company” or “Xperi”), a Delaware corporation, to be held at 11:00 a.m. Pacific Daylight Time on Wednesday, April 27, 2017 and at any adjournments or postponements thereof for the following purposes:

●	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;
●	To approve the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees;
●	To approve the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan;
●	To hold an advisory vote on executive compensation;
●	To hold an advisory vote on the frequency of the advisory vote on executive compensation;
●	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2017; and
●	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on March 17, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2017:

This proxy statement, form of proxy and the Company’s 2016 Annual Report on Form 10-K are available electronically at http://www.proxyvote.com and on our website at http://ir.xperi.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

XPERI - Proxy Statement	1

References to “Xperi,” “we,” “us” and “our” refer to Xperi Corporation and its consolidated subsidiaries. References to “GAAP” refer to generally accepted accounting principles in the United States of America. References to “RSUs” refer to time-based vesting restricted stock units. References to “PSUs” refer to performance-based vesting restricted stock units.

Business Highlights

2016 was a transformative year for Xperi. We completed the acquisition of DTS, Inc. (“DTS”), a publicly-traded developer of sound-based technologies, in December 2016. At the time of the acquisition, Tessera Technologies, Inc. and DTS were combined under the newly-formed Tessera Holding Corporation and shares of the combined company traded on the NASDAQ market under Tessera’s ticker symbol “TSRA”. During the first quarter of 2017, we introduced our new corporate name, “Xperi Corporation”, stock ticker, “XPER”, and launched a new corporate logo.

Our combined portfolio of products and technologies uniquely positions us to deliver innovative audio and imaging products and next-generation 3D semiconductor interconnect solutions for the mobile device, consumer electronics, and automotive markets. Our products and technologies also address the growing potential of emerging markets such as IoT and AR/VR. Our team of more than 400 world-class engineers is focused on creating core technologies that power intelligent, immersive, and personalized digital experiences.

Financial Performance

●	Total revenue was $259.6 million for the year ended December 31, 2016, as compared with $273.3 million for the year ended December 31, 2015
●	Total recurring revenue for 2016 was $243.8 million as compared with $242.3 million for 2015.
●	Operating expenses totaled $170.2 million for 2016 as compared with $111.1 million for 2015.
●	Net income was $56.1 million, or $1.12 per diluted share in 2016, as compared with $117.0 million, or $2.23 per diluted share in 2015, including a $6.3 million reversal of a deferred tax valuation allowance.

Strategic Performance

During 2016, we accomplished the following:

●	Acquisitions:
○	DTS acquisition.
○	Acquisition of technology from Pelican Imaging, whose multi-aperture technology will support and improve the use of our biometrics technology and Fotosavvy tools.
●	Audio and imaging businesses achieved new revenue milestones.
●

Capital allocation: in 2016 we bought back 2.3 million shares at an average price of $30.04 for a total of $67.7 million dollars. In the past three years, we have bought back 8.3 million shares for a total of $252.5 million dollars at an average price of $30.27. Additionally, during the year we paid out $39.2 million dollars in dividends.

●	Product licensing: we saw progress across automotive, mobile and home markets.
○	Automotive
◾	HD Radio technology is in more than 40% of new cars sold in the U.S. The solution is in over 200 different car models across all 36 auto brands sold in the U.S.
○	Mobile, which includes smartphones, PCs, headphones, drones, and activity cameras
◾

Our technologies were shipped in approximately 450 million devices. We are working with more than 20 smartphone manufacturers offering imaging and audio solutions that provide a best-in-class entertainment experience to users.

◾	In imaging, we added a number of smartphone manufacturers to our roster of customers and to date, we have 12 mobile manufacturers, 4 SOC partners and have reached 25% mobile market penetration.
◾

In audio, we expanded our footprint to 12 mobile manufacturers. We realized a little under 10% mobile market penetration, and increased our Headphone:X technology footprint to 8 brands and over 40 models.

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◾	In biometrics, our imaging solutions for mobile applications were further developed and we progressed a number of strategic engagements.
◾	In the emerging VR/AR markets, market interest grew in both our imaging and audio solutions.
○	Home market
◾

In 2016, our audio technology was shipped in more than 150 million home-based consumer electronic devices including TVs, game consoles, soundbars, wireless speakers, Blu-ray players, AVRs, and set-top-boxes.

●

Intellectual property licensing: we made significant progress engaging various existing and potential customers around our intellectual property portfolio. In one case, as a last resort, we filed what we believe were well-planned and executed legal matters against Broadcom.

●

Invensas business: we continue to make excellent progress in developing, optimizing and commercializing our broad port-folio of innovative semiconductor technologies. We made progress licensing and facilitating the technology transfer of our foundational wafer bonding technologies – the ZiBond and Direct Bond Interface (DBI) platform solutions.

Governance Highlights

We are committed to high standards of corporate governance. The Company’s corporate governance program features the following:

●	a strong independent chairman of the Board;
●	a Board that is up for election annually and has been since the Company’s initial public offering in 2003;
●	all of our directors, other than our CEO, are independent;
●	we have no stockholder rights plan in place;
●	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;
●	regular executive sessions among our non-employee and independent directors;
●	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;
●	each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees;
●	a clear Code of Business Conduct and Ethics that is reviewed regularly for best practices;
●	a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;
●	a clawback policy that provides that our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event of restatement of the Company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws;
●	policy prohibiting hedging, pledging or shorting of company stock by all employees and directors;
●	longest tenure of any director is less than five years;
●	majority voting for directors in non-contested elections;
●	the Compensation Committee’s engagement of an independent compensation consultant; and
●	minimum stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders.

XPERI - Proxy Statement	3

Board Nominees

				Independent
Name	Age	Director Since	Experience/ Qualification	Yes	No	Committee Memberships	Other Company Boards
Tudor Brown	58	2013	• Public Company President • Extensive experience in semiconductor industry and licensing • Fellow of the Institution of Engineering and Technology • Fellow of the Royal Academy of Engineering			• Compensation Committee • Nominating and Governance Committee Chair	• Lenovo Group • Semiconductor Manufacturing International Corporation • Marvell Technology Group
John Chenault	69	2013	• Public Company CFO • Extensive experience in semiconductor industry • Audit Committee experience and financial expertise			• Audit Committee Chair	Ichor Holdings, Ltd.
David Habiger	48	2016	• Public Company CEO • Extensive experience in digital media and entertainment • Audit Committee experience and financial expertise • Member of the National Association of Corporate Directors			None	• Control4 Corporation • Echo Global Logistics, Inc • Enova International, Inc. • Immersion Corporation • Grubhub • Stamps.com
Richard S. Hill	65	2012	• Public Company CEO • Extensive experience in semiconductor industry			• Board Chair • Nominating and Governance Committee	• Autodesk, Inc. • Arrow Electronics, Inc. • Cabot Microelectronics Corporation
							• Marvell Technology Group Ltd. • Yahoo Inc.
Thomas Lacey	58	2013	• Public Company CEO • Extensive experience in semiconductor industry			None	• DSP Group, Inc.
George A. Riedel	59	2013	• CEO • Extensive experience in licensing technology and telecom industry			• Audit Committee • Compensation Committee	• Accedian Networks
Christopher A. Seams	54	2013	• Public Company Executive • Extensive experience in semiconductor industry • Member of IEEE			• Compensation Committee Chair • Audit Committee	• Nanometrics

Tudor Brown has served on the Board since May 2013. Mr. Brown was one of the founding members, and until May 2012, President of ARM Holdings plc (“ARM”). Mr. Brown began his career at ARM over twenty years ago as a principal engineer, and he later assumed other roles, including Chief Technical Officer, Chief Operating Officer, and member of the board of directors. He is a Fellow of the Institution of Engineering and Technology and a Fellow of the Royal Academy of Engineering. Mr. Brown joined the board of Marvell in December 2016.

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, and served in other roles at Novellus, including Vice President of

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Corporate Development, Vice President of Operation and Administration, Executive Vice President of Worldwide Sales and Service and Executive Vice President of Business Operations.

David C. Habiger has served on the Board since December 2016. Mr. Habiger is a Senior Advisor at Silver Lake Partners and a Venture Partner with the Pritzker Group. Mr. Habiger served as the interim CEO at Textura Corporation, a software company focused on construction management, from May 2015 until its sale to Oracle Corporation in June 2016. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship.

Richard S. Hill has served on the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., where he had worked for nearly 20 years.

Thomas Lacey has served on the Board since May 2013 and as its interim Chief Executive Officer since May 2013 and Chief Executive Officer since December 9, 2013. Mr. Lacey has held senior roles at Components Direct, Phoenix Technologies Ltd., SunFab™ Thin Film Solar Products group of Applied Materials, Inc. and Vista Point Technologies, Intel Corporation, as well as other companies.

George A. Riedel has served on the Board since May 2013. Mr. Riedel was most recently the Chairman and CEO of Cloudmark, Inc., having stepped down in January 2017, and was previously in senior roles at Nortel Networks Corporation, Juniper Networks, Inc., and McKinsey & Company.

Christopher A. Seams has served on the Board since March 2013. Mr. Seams was most recently the Chief Executive Officer and a member of the board of directors of Deca Technologies, a subsidiary of Cypress Semiconductor Corporation, and was previously the Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation. Mr. Seams is a senior member of the Institute of Electrical and Electronics Engineers (“IEEE”), served on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley.

Approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees

We believe that the ability to provide bonuses to certain employees at Xperi is required to both recruit and retain the high-caliber talent that is necessary to support the business. Since 2012, we have paid executive bonuses under our 2012 Performance Bonus Plan for Executive Officers and Key Employees (the “2012 Plan”), which was approved by our stockholders at the 2012 annual meeting of the Company’s stockholders. Bonus awards under the 2012 Plan are eligible to be exempt from the limitations of Section 162(m) as “performance-based” compensation. Pursuant to Section 162(m) of the Code, no further awards are eligible to be granted under the 2012 Plan as “performance-based” compensation following the date of the Annual Meeting unless that plan is reapproved by the stockholders. Our Board of Directors has approved the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees (the “2017 Plan”), subject to stockholder approval, to replace the 2012 Plan.

Approval of the Amended and Restated International Employee Stock Purchase Plan

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees, particularly international employees. Our Compensation Committee believes that offering an international employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions or direct contributions, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company provides these benefits through our existing International Employee Stock Purchase Plan (the “Existing IESPP”), which was first adopted in 2008 and most recently amended in 2013. The purpose of the Existing IESPP is to promote the success and enhance

XPERI - Proxy Statement	5

the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts. With the acquisition of DTS, the Company now has a larger employee population in non-U.S. locations, including locations where we previously had no employees, creating the need to update the Existing IESPP to meet the needs of those employees.

As of December 31, 2016, a total of just 23,130 shares remained available for issuance under the Existing IESPP. Under the proposed amended and restated International Employee Stock Purchase Plan (the “Restated IESPP”), an additional 200,000 shares will be added to the share reserve. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2017 and thereafter.

Executive Compensation

Philosophy

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to executive compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if variable pay metrics are missed, as was the case in 2016.

Compensation Practices

●	Clawback policy

●	Minimum stock ownership guidelines

●	Double-trigger agreements

●	No guaranteed bonuses under our annual bonus plan and extremely limited perquisites

●	Prohibition of hedging and pledging shares

●	No stock option exchanges or repricing without stockholder approval

Auditors

The Audit Committee appointed PricewaterhouseCoopers LLP as independent registered public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 2017. We are asking our stockholders to ratify this appointment.

Voting Matters
	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 – Election of Directors	FOR	11
Proposal 2 – Approval of the Xperi Performance Bonus Plan for Executive Officers and Key Employees	FOR	26
Proposal 3 – Approval of the Amended and Restated International Employee Stock Purchase Plan	FOR	32
Proposal 4 – Advisory Vote on Executive Compensation	FOR	73
Proposal 5 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	FOR ANNUAL VOTE	74
Proposal 6 – Ratification of Independent Registered Public Accountants	FOR	75

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About the Meeting

What is the Purpose of the Annual Meeting?

At the annual meeting, stockholders will vote on: (1) the election of seven (7) directors; (2) the approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees; (3) the approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan; (4) the compensation of our named executive officers, on an advisory (non–binding) basis; (5) the frequency with which non-binding advisory votes on compensation will be brought to the stockholders; (6) the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for the 2017 fiscal year; and (7) any other business that may properly come before the meeting.

Who is Entitled to Vote?

Only holders of record of our common stock as of the close of business on March 3, 2017 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 3, 2017, there were 49,218,397 shares of common stock issued and outstanding, which were held by approximately 21 holders of record.

What are the Board of Directors’ Recommendations on the Proposals?

The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR the nominees for director, FOR the approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees, FOR the approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan, FOR non-binding approval of the compensation of our named executive officers, FOR an annual advisory vote on executive compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company.

How do I Vote My Shares at the Annual Meeting?

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by mail are set forth on the Notice of Internet Availability of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail. Instructions for voting by proxy by telephone are available on the Internet site identified on the Notice of Internet Availability of Proxy Materials or on the proxy card mailed to you if you chose to receive materials by mail. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on April 26, 2017. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the seven (7) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees (3) FOR the approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan; (4) FOR the approval of

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compensation of our named executive officers (NEOs) as disclosed in this proxy statement; (5) FOR an annual advisory vote on executive compensation; (6) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the year ending December 31, 2017; and (7) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Can I Change My Vote After I Return My Proxy Card?

Yes, any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Paul E. Davis, Secretary, Xperi Corporation, at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

What Does it Mean if I Get More than One Proxy Card?

If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

What does “Householding” mean and How Does it Affect Me?

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well. Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc.,

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at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@xperi.com, or write to c/o Investor Relations, Xperi Corporation, 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

What is a Quorum?

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1—Election of Directors

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Required Vote and Board of Directors Recommendation.”

Proposal 2—Approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 3—Approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Amended and Restated International Employee Stock Purchase Plan. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 4—Advisory Vote on Executive Compensation

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding executive compensation proposal. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

XPERI - Proxy Statement	9

Proposal 5—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The option of one year, two years or three years that receives the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote on the proposal will be the frequency recommended by stockholders for the advisory vote on the compensation of our named executive officers, unless none of the frequency options receives a majority vote, in which case the option that receives the highest number of votes will be considered to be the frequency recommended by stockholders. Abstentions have the same effect as a vote against each of the frequency options. Broker non-votes are not counted for any purpose in determining which frequency option has been recommended by stockholders.

Proposal 6—Ratification of Independent Registered Public Accountants

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

What are Broker Non-Votes?

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in “street name”) and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the annual meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Typically, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants is treated as a routine matter, and the election of directors and other proposals presented in this proxy statement are not. However, when a matter to be voted on at a stockholders meeting is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares on that matter.

Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What Happens if I Abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a “no” or “none” vote depending upon the matter to be voted upon – please see “What vote is required to approve each proposal?” above for the specific result of an abstention vote.

How Will Xperi Solicit Proxies?

We have retained Broadridge to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the annual meeting and other costs of the proxy solicitation will be borne by us. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

10	XPERI - Proxy Statement

Proposal 1—Election of Directors

The Board of Directors has nominated the seven (7) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of eight (8) members. Mr. Stout is not standing for re-election. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the seven (7) nominees designated below to serve until the 2018 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Tudor Brown Director Since 2013 Age 58

Skills and Qualifications:

●	Public Company President
●	Extensive experience in semiconductor industry and licensing
●	Fellow of the Institution of Engineering and Technology
●	Fellow of the Royal Academy of Engineering
●	M.A. in Electrical Sciences from Cambridge University

Current Directorships:

●	Lenovo Group
●	Semiconductor Manufacturing International Corporation
●	Marvell Technology Group Ltd.

Past Directorships:

●	ARM Holdings plc
●	ANT Software Limited

Xperi Committee Assignments:

●	Nominating and Governance Committee Chair
●	Compensation Committee Member

Tudor Brown has served on the Board since May 2013. Mr. Brown was one of the founding members and, until May 2012, President, of ARM, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK. Mr. Brown began his career at ARM over twenty years ago as a principal engineer and later assumed other roles, including Chief Technical Officer from 1997 through 2000, Chief Operating Officer from 2001 through 2008, and a member of the board of directors from 2001 through his retirement in May 2012. Mr. Brown became President of ARM in July 2008 with responsibility for developing high-level relationships with industry partners and governmental agencies and for regional development, and served as a director on ARM’s board of directors. Mr. Brown was also a non-executive director of ANT Software Limited, a UK company, from April 2005 until February 2013. He became an independent director of Lenovo Group, listed on HKSE, in January 2013 and Semiconductor Manufacturing International Corporation in August 2013 and was a member of the advisory board of Annapurna Labs up until January 2015. Mr. Brown received an M.A. degree in Electrical Sciences from Cambridge University, and holds one patent in low-power logic. He is a Fellow of the Institution of Engineering and Technology and a Fellow of the Royal Academy of Engineering. The Board believes that Mr. Brown brings his experience as a founder and senior executive of one of the world’s most successful semiconductor technology and licensing companies, along with his strong operational experience and deep industry knowledge, to his role as a member of the Board.

XPERI - Proxy Statement	11

John Chenault Director Since 2013 Age 69

Skills and Qualifications:

●	Public Company CFO
●	Extensive experience in semiconductor industry
●	Audit Committee experience and financial expertise
●	M.B.A. from Western Illinois

Current Directorships:

●	Ichor Holdings, Ltd.

Past Directorships:

●	Ultra Clean Technology

Xperi Committee Assignments:

●	Audit Committee Chair

John Chenault has served on the Board since March 2013. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault has served on the board of directors of Ichor Holdings, Ltd. since October 2015. Mr. Chenault also served on the board of directors of Ultra Clean Technology from June 2009 to July 2015. Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University. The Board believes Mr. Chenault brings his extensive management, financial expertise and operations experience in the semiconductor industry to his role as a member of the Board.

David C. Habiger Director Since 2016 Age 48

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in digital media and entertainment
●	Audit Committee experience and financial expertise
●	Recipient of Ernst & Young Entrepreneur of the Year Award
●	Chosen as one of the Digital Power 50 by the Hollywood Reporter
●	Selected as one of Corporate Leader Magazine’s 40 under 40 Business Leaders
●	Member of the National Association of Corporate Directors
●	Serves on the Advisory Board of the University of Chicago Center for Entrepreneurship
●	M.B.A. from the University of Chicago

Current Directorships:

●	Control4 Corporation
●	Echo Global Logistics, Inc. (Audit Committee Chair)

12	XPERI - Proxy Statement

●	Enova International, Inc.
●	Immersion Corporation
●	GrubHub Inc.
●	Stamps.com Inc.

Past Directorships:

●	RealD Inc.
●	Textura Corporation

David C. Habiger has served on the Board since December 2016. Mr. Habiger served as a director of DTS from March 2014 until its acquisition by the Company in December 2016. Mr. Habiger has been a Senior Advisor at Silver Lake Partners since December 2012 and a Venture Partner with the Pritzker Group since January 2013. Mr. Habiger served as the interim CEO at Textura Corporation, a software company focused on construction management, from May 2015 until its sale to Oracle in June 2016. From May 2011 to August 2012, he served as the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions. Mr. Habiger worked with the founding members of Sonic Solutions (“Sonic”), a computer software company, from 1992 to 2011 and served as President and Chief Executive Officer of Sonic from 2005 to 2011. He serves as a director for Control4 Corporation, Echo Global Logistics, Inc., Enova International, Inc., Immersion Corporation, GrubHub Inc. and Stamps.com Inc., and previously served as director for RealD Inc. and Textura Corporation. He is a member of the National Association of Corporate Directors and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. Mr. Habiger received a bachelor’s degree in business administration from St. Norbert College and an M.B.A. from the University of Chicago. Mr. Habiger was selected to serve on our Board due to his extensive experience in the digital media and entertainment industries and his in-depth knowledge and understanding of the consumer electronics industry.

Richard S. Hill Director Since 2012 Chairman Since 2013 Age 65

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in semiconductor industry
●	B.S. in Bioengineering from the University of Illinois in Chicago
●	M.B.A. from Syracuse University

Current Directorships:

●	Autodesk, Inc.
●	Arrow Electronics, Inc.
●	Cabot Microelectronics Corporation
●	Marvell Technology Group Ltd.
●	Yahoo Inc.

Past Directorships:

●	LSI Corporation
●	Planar Systems, Inc.

Xperi Committee Assignments:

●	Chairman of the Board
●	Nominating and Governance Committee Member

XPERI - Proxy Statement	13

Richard S. Hill has served as a member of the Board since August 2012 and as Chairman of the Board since March 2013. Mr. Hill also served as the Company’s Interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill previously served as the Chief Executive Officer and member of the board of directors of Novellus Systems Inc., until its acquisition by Lam Research Corporation in June 2012. During his nearly 20 years leading Novellus Systems, a designer, manufacturer, and marketer of semiconductor equipment used in fabricating integrated circuits, Mr. Hill grew annual revenues from approximately $100 million to over $1 billion. Presently, Mr. Hill is Chairman of Marvell Technology Group Ltd. (“Marvell”), a producer of storage, communications and consumer semiconductor products, and a member of its board of directors. Mr. Hill served as Interim Chief Executive Officer of Marvell from May 2016 until July 2016. Mr. Hill is also a member of the boards of directors of Autodesk, Inc., a multinational software corporation that makes software for the architecture, engineering, construction, manufacturing, media, and entertainment industries, Arrow Electronics, Inc., a global provider of products and services to industrial and commercial users of electronic components and enterprise computing, Cabot Microelectronics Corporation, the leading global supplier of chemical mechanical planarization (CMP) slurries and a growing CMP pad supplier to the semiconductor industry, and Yahoo Inc., a technology company providing search engine and related services. Mr. Hill previously served on the board of directors of LSI Corporation and Planar Systems, Inc. Mr. Hill received a B.S. in Bioengineering from the University of Illinois in Chicago and an M.B.A. from Syracuse University. The Board believes that Mr. Hill brings extensive expertise in executive management and engineering for technology and defense-related companies to his role as Chairman of the Board.

Thomas Lacey Director Since 2013 Age 58

Skills and Qualifications:

●	Public Company CEO
●	Extensive experience in semiconductor industry
●	B.A. in computer science from the University of California, Berkeley
●	M.B.A. from the Leavy School of Business at Santa Clara University

Current Directorships:

●	DSP Group, Inc.

Past Directorships:

●	International Rectifier Corporation
●	Phoenix Technologies Ltd.

Thomas Lacey has served on the Board since May 2013 and as its Chief Executive Officer since December 9, 2013. From May 2013 until his appointment as Chief Executive Officer, Mr. Lacey served as the Company’s Interim Chief Executive Officer. Mr. Lacey is the former Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Mr. Lacey has also served on the board of directors of DSP Group, Inc. (“DSP”), a publicly-traded leading global provider of wireless chipset solutions for converged communications, since May 2012, joined its audit committee and became chairman of its nominating and governance committee in May 2013, and became chairman of its audit committee in 2016. Mr. Lacey also previously served on the board of directors and the audit committee of publicly-traded International Rectifier Corporation, a leader in power management technology from March 2008 until its sale in January 2015. Previously, Mr. Lacey served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a publicly-traded, global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey was the Corporate Vice President and General Manager of the SunFab™ Thin Film Solar Products group of

14	XPERI - Proxy Statement

Applied Materials, Inc., which trades on NASDAQ, from September 2009. Mr. Lacey previously served as President of Flextronics International’s Components Division, named Vista Point Technologies, from 2006 to 2007. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of publicly-traded International Display Works, where Mr. Lacey had been Chairman, President and Chief Executive Officer from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at publicly-traded Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Mr. Lacey holds a B.A. in computer science from the University of California, Berkeley, and an M.B.A. from the Leavy School of Business at Santa Clara University. The Board believes that Mr. Lacey brings his experience in the senior management of public companies, including service as chairman, president, chief executive officer and corporate vice president, his experience on the boards of directors of public companies, as well as his knowledge of the Company as its Chief Executive Officer, to his role as a member of the Board.

George A. Riedel Director Since 2013 Age 59

Skills and Qualifications:

●	CEO
●	Extensive experience in licensing technology and telecom indsutry
●	Director at McKinsey & Company, a global management consulting firm
●	B.S. with Distinction in Mechanical Engineering from the University of Virginia
●	M.B.A. from Harvard Business School

Current Directorships:

●	Accedian Networks Inc.

Past Directorships:

●	Blade Network Technologies Inc.
●	PeerApp Ltd.
●	Cloudmark, Inc.
●	NextDocs Corporation

Xperi Committee Assignments:

●	Audit Committee Member
●	Compensation Committee Member

George A. Riedel has served on the Board since May 2013. Mr. Riedel was most recently the Chairman and CEO of Cloudmark, Inc., a private SF based network security company. Mr. Riedel stepped down in January 2017. Mr. Riedel joined the board at Cloudmark in June 2013, became Chairman in January 2014 and CEO in December 2014. Mr. Riedel is currently the Chairman of the Board of Montreal-based Accedian Networks, where he has served as a director since 2010. Mr. Riedel also served on the board of directors of PeerApp from 2011 until 2014 and on the board of directors of Blade Network Technologies from 2009 until its sale to IBM in 2010. In March 2006, Mr. Riedel joined Nortel Networks Corporation, a publicly-traded, multinational, telecommunications equipment manufacturer (“Nortel”), as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated creditor protection under the respective restructuring regimes of Canada under the Companies’ Creditors Arrangement Act, in the U.S. under the Bankruptcy Code, the United Kingdom under the Insolvency Act 1986, on January 14, 2009, and subsequently, Israel, to lead the sale/restructuring of various carrier and enterprise business units through a series of transactions to leading industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create stand-alone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010,

XPERI - Proxy Statement	15

Mr. Riedel’s role changed to President of Business Units and CSO as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc., a publicly-traded designer, developer and manufacturer of networking products, from 2003 until 2006. Previously, Mr. Riedel was also a Director at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues. Mr. Riedel earned a B.S. with Distinction in Mechanical Engineering from the University of Virginia and his M.B.A. from Harvard Business School. The Board believes that Mr. Riedel brings his experience from his direct involvement in the restructuring of Nortel, including the sale of Nortel’s patent portfolio for $4.5 billion, as well as his knowledge of the technology industry and leadership experience, to his role as a member of the Board.

Christopher A. Seams Director Since 2013 Age 54

Skills and Qualifications:

●	Public Company Executive
●	Extensive experience in semiconductor industry
●	Member of IEEE
●	Served on Engineering Advisory Council for Texas A&M University
●	Board member of Venture Silicon Valley
●	B.S. in Electrical Engineering from Texas A&M University
●	M.S. in Electrical and Computer Engineering from the University of Texas at Austin

Current Directorships:

●	Nanometrics Inc

Past Directorships:

●	Deca Technologies Inc.

Xperi Committee Assignments:

●	Compensation Committee Chair
●	Audit Committee Member

Christopher A. Seams has served on the Board since March 2013. Mr. Seams served as the Chief Executive Officer and a director of Deca Technologies Inc., a subsidiary of Cypress Semiconductor Corporation, a global semiconductor company, from May 2013 until August 2016. Mr. Seams previously was an Executive Vice President of Sales & Marketing at Cypress Semiconductor Corporation, from July 2005 until June 2013. He previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress Semiconductor Corporation. Mr. Seams joined Cypress in 1990 and held a variety of positions in process and assembly technology research and development and manufacturing operations. Prior to joining Cypress in 1990, he worked as a process development Engineer or Manager for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams currently serves on the board of directors of Nanometrics Inc. Mr. Seams is a senior member of IEEE, served on the Engineering Advisory Council for Texas A&M University and was a board member of Joint Venture Silicon Valley. Mr. Seams received a B.S. in Electrical Engineering from Texas A&M University and a M.S. in Electrical and Computer Engineering from the University of Texas at Austin. The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

16	XPERI - Proxy Statement

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the election of directors. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating and Governance Committee’s (or other responsible committee’s) decision. Our bylaws further provide that in a contested election, each director will be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of affirmative votes will be elected.

The Board of Directors recommends that the stockholders vote “FOR” the election of each of Tudor Brown, John Chenault, David C. Habiger, Richard S. Hill, Thomas Lacey, George Riedel, and Christopher A. Seams.

XPERI - Proxy Statement	17

Governance of the Company

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, our business, property and other affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

NON-EXECUTIVE CHAIRMAN AND BOARD LEADERSHIP

Mr. Hill has served as non-executive Chairman of the Board since March 21, 2013, except for a period from April 15, 2013 through May 29, 2013 when he served as Interim Chief Executive Officer and Executive Chairman while a search for a new Chief Executive Officer was being conducted. We believe that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. Our Corporate Governance Guidelines require that the Chairman of the Board not be the same person as the Chief Executive Officer.

BOARD ROLE IN RISK MANAGEMENT

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s independent registered public accountants. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s independent registered public accountants. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, independent registered public accountants and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct, Ethics Policy, and our Corporate Compliance Hotline. The Audit Committee also discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that avoid creating incentives that encourage a level of risk-taking behavior inconsistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding

18	XPERI - Proxy Statement

director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

COMPENSATION RISK ASSESSMENT

In early 2017, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

●	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
●	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.
●	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.
●	Incentive payments are capped at no more than 200% of target.
●	The Company’s equity awards generally vest over four year periods or based upon the achievement of performance objectives.
●	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

BOARD AND COMMITTEES OF THE BOARD; DIRECTOR INDEPENDENCE

The Board of Directors currently consists of eight (8) persons. Mr. Lacey is CEO of Xperi. Mr. Hill was interim CEO of Xperi’s predecessor corporation for six weeks in 2013. Messrs. Brown, Chenault, Habiger, Riedel, Seams and Stout are not, and have never been, employees of our Company or any of our subsidiaries.

The Board currently has the following three standing committees, with the following members:

Member	Audit	Compensation	Nominating and Corporate Governance

Richard S. Hill

Tudor Brown

John Chenault

George A. Riedel

Christopher A. Seams

Donald Stout
Number of Meetings During 2016	7	6	6

= Chair	= Member	= Financial Expert	= Chairman

During 2016, the Board of Directors held a total of 10 meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees.

XPERI - Proxy Statement	19

The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Lacey, are each “independent directors” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating and Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Mr. John Chenault, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating and Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.xperi.com. The Board of Directors from time to time constitutes such other committees as it deems appropriate to further the purposes of the Board.

Following the Annual Meeting, the Board will continue with three standing committees, with the following members:

Member	Audit	Compensation	Nominating and Corporate Governance
Richard S. Hill
Tudor Brown
John Chenault
David C. Habiger
George A. Riedel
Christopher A. Seams

= Chair	= Member	= Financial Expert	= Chairman

Audit Committee

The Audit Committee reviews the work of our internal accounting and audit processes and the independent registered public accountants. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and to approve any significant non-audit relationship with the independent registered public accountants. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee is currently comprised of Mr. Chenault as the Chair, Mr. Riedel and Mr. Seams. Messrs. Chenault and Seams joined the Audit Committee in April 2013 and Mr. Riedel joined the Audit Committee in May 2015. During 2016, the Audit Committee held seven (7) meetings. Following the Annual Meeting of Stockholders, Mr. Chenault will continue as the Chair, with Messrs. Riedel and Habiger as members.

Compensation Committee

The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our

20	XPERI - Proxy Statement

goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Seams as the Chair, Mr. Brown and Mr. Riedel. Mr. Riedel joined the Compensation Committee in June 2013. Mr. Brown joined the Compensation Committee in May 2015 and Mr. Seams became the Chair of the Compensation Committee in May 2015. During 2016, the Compensation Committee held six (6) meetings. Following the Annual Meeting of Stockholders, Mr. Seams will continue as the Chair, with Messrs. Brown and Riedel as members.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors the committee conducted a thorough self-evaluation process, which included the use of questionnaires. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. The Nominating and Governance Committee is currently comprised of Mr. Brown as the Chair, Mr. Hill and Mr. Stout. Mr. Brown joined the Nominating and Governance Committee as chair in May 2015. Mr. Stout joined the Nominating and Governance Committee in June 2013. Mr. Hill joined the Nominating and Governance Committee in May 2015. During 2016, the Nominating and Governance Committee held six (6) meetings. Following the Annual Meeting of Stockholders, Mr. Brown will continue as the Chair, with Messrs. Hill and Habiger as members.

While we do not have a formal diversity policy, we understand the desirability of having a Board with diverse and varied background, experience and opinions. Our Nominating and Governance Committee takes into account a number of the following factors when considering director nominees:

●	independence from management;

●	relevant business experience;

●	age, gender and ethnic background;

●	educational and professional background;

●	judgment, skill, integrity and reputation;

●	existing commitments to other businesses and service on other boards;

●	potential conflicts of interest with other pursuits;

●	legal considerations such as antitrust issues;

●	the needs of the Board and the Company with respect to the particular talents, experience and diversity of its directors;

●	corporate governance background, to enable the committee to determine whether the candidate would be suitable for Nominating and Governance Committee membership;

●	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

●	executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

●	the size and composition of the existing Board.

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating and Governance Committee may consider the following criteria in recommending candidates for election to the board:

●	experience in corporate governance, such as an officer or former officer of a publicly held company;
●	experience in the Company’s industry;
●	experience as a board member of other publicly held companies; and
●	technical expertise in an area of the Company’s operations.

XPERI - Proxy Statement	21

The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating and Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating and Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Governance Committee will review each potential candidate. Management may assist the Nominating and Governance Committee in the review process at the Nominating and Governance Committee’s direction. The Nominating and Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating and Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating and Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o the Corporate Secretary, Xperi Corporation, 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a stockholder of record, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating and Governance Committee member.

Each of the nominees for election as director at the 2017 Annual Meeting is recommended by the Nominating and Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

●	name and address;
●	the class and number of shares of the Company owned beneficially or of record;
●	disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;
●	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;
●	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;
●	any rights to dividends on the shares that are separate from the underlying shares;

22	XPERI - Proxy Statement

●	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and
●	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

●	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;
●	the same information as for the nominating person (see above); and
●	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Governance Committee in connection with its evaluation of the nominee’s independence.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS AND MANAGEMENT AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All members of the Board of Directors attended our last Annual Meeting in April 2016.

XPERI - Proxy Statement	23

COMPENSATION OF DIRECTORS

We currently pay our non-executive Chairman an annual retainer of $55,000 and each of our other non-employee directors an annual retainer of $35,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$8,000
Compensation Committee	$6,000
Nominating and Governance Committee	$4,000
Annual Retainers for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$12,000
Nominating and Governance Committee	$8,000

All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board or committee meetings.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Sixth Amended and Restated 2003 Equity Incentive Plan (the “Equity Incentive Plan”). Any non-employee director who was initially elected or appointed to the Board of Directors prior to our 2016 Annual Meeting of Stockholders received a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In March 2016, the Board of Directors amended our Equity Incentive Plan to delete this initial restricted stock award for non-employee directors who are initially elected or appointed to the Board of Directors on or after our 2016 Annual Meeting of Stockholders. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders, as follows:

●	The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.
●	The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).
●	The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders is equal to $150,000. The Compensation Committee will determine the allocation between restricted stock and option amounts annually.

A non-employee director who is initially appointed after any annual meeting of stockholders will receive a restricted stock award or option grant on the date of his or her initial appointment to the Board of Directors equal to the pro-rated amount of the annual grant.

Initial restricted stock awards granted prior to the 2016 Annual Meeting of Stockholders vest over a period of four years, with 25% of the shares subject to the award vesting on each of the first four anniversaries of the date of grant. Annual option grants and restricted stock awards (or any pro-rated grants for directors initially appointed between annual meetings) vest on the earlier to occur of the first anniversary of the date of grant or the next annual meeting of stockholders. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

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The following table shows compensation information for our non-employee directors for fiscal year 2016.

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Richard S. Hill	$59,000	$149,985	--	$208,985
Tudor Brown	$49,000	$149,985	--	$198,985
John Chenault	$55,000	$149,985	--	$204,985
David C. Habiger (2)	$2,917	$58,345	--	$61,262
George A. Riedel	$49,000	$149,985	--	$198,985
Christopher A. Seams	$55,000	$149,985	--	$204,985
Donald Stout	$39,000	$149,985	--	$188,985

(1) The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2016, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017. The aggregate number of shares subject to unvested restricted stock awards outstanding for each non-employee director at December 31, 2016 was: Mr. Hill: 4,998; Mr. Brown: 6,248; Mr. Chenault: 5,623; Mr. Habiger: 1,446; Mr. Riedel: 6,248; Mr. Seams: 5,623; and Mr. Stout: 6,248. None of the non-employee directors held any stock options as of December 31, 2016.

(2) Joined Xperi Corporation Board of Directors in December 2016 and therefore board fees and stock awards are pro-rated.

XPERI - Proxy Statement	25

Proposal 2—Approval of Xperi

Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees

Our Board of Directors has approved the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees (the “2017 Plan”), subject to stockholder approval. The principal features of the 2017 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2017 Plan, which is attached to this proxy statement as Appendix A. At the time our Board of Directors approved the 2017 Plan, it directed that the 2017 Plan be submitted to our stockholders for approval at the Annual Meeting. If the stockholders approve the 2017 Plan, it will be effective as of the date of the Annual Meeting.

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit on deductibility for federal income tax purposes of the compensation paid to certain “covered employees,” within the meaning of Section 162(m) of the Code. Each of our named executive officers (other than our Chief Financial Officer) is currently a covered employee. Compensation paid to covered employees in excess of $1 million in a taxable year is not generally deductible by us under Section 162(m) of the Code. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements for purposes of Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by the Company’s stockholders every five years. For purposes of Section 162(m), the material terms include:

●	the employees eligible to receive compensation,
●	a description of the business criteria on which the performance goals are based; and
●	the maximum amount of compensation that can be paid to an employee under the performance goals.

Since 2012, we have paid executive bonuses under our 2012 Performance Bonus Plan for Executive Officers and Key Employees (the “2012 Plan”). Our stockholders approved the 2012 Plan at the 2012 annual meeting of the Company’s stockholders. Pursuant to Section 162(m) of the Code, no further awards may be granted under the 2012 Plan as “performance-based” compensation following the date of the Annual Meeting unless that plan is reapproved by the stockholders.

In lieu of reapproving the 2012 Plan, our stockholders are being asked to approve the adoption of the 2017 Plan in order to preserve our ability to grant bonus awards to covered employees that are eligible to qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2017 Plan is intended to be designed in a manner such that payments under it may, but are not required to, satisfy the requirements for “performance-based” compensation, within the meaning of Section 162(m) of the Code.

Stockholder approval is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the 2017 Plan to qualify for the performance-based compensation exemption under Section 162(m) of the Code, and submission of the 2017 Plan for stockholder approval should not be viewed as a guarantee that all amounts paid under the 2017 Plan will in practice be deductible by the Company.

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SUMMARY OF THE XPERI CORPORATION 2017 PERFORMANCE BONUS PLAN

Administration

Our Compensation Committee, all of whose members will be “outside directors” (as defined under Section 162(m) of the Code) for purposes of administering the 2017 Plan, will administer the 2017 Plan. Our Compensation Committee will have the authority to grant awards in accordance with the provisions of the 2017 Plan. The Compensation Committee will have the authority to interpret all provisions of the 2017 Plan, to adopt, amend, and rescind rules pertaining to the administration, interpretation and application of the Plan, and to make all other determinations necessary or advisable for the administration of the 2017 Plan. Our Board of Directors has the authority to exercise the rights and duties of the Compensation Committee under the 2017 Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Compensation Committee.

Eligibility

Our executive officers and other key employees of the Company and our subsidiaries who are selected by our Compensation Committee would be eligible to participate in the 2017 Plan. As of March 3, 2017, we had 697 employees. We estimate that approximately 77% of our employees will be eligible to participate in the 2017 Plan although the Compensation Committee retains the discretion to designate the eligible participants under the 2017 Plan.

Plan Operation

Under the 2017 Plan, our Compensation Committee may grant awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) and awards that do not so qualify. Awards granted under the 2017 Plan are payable upon achievement of performance goals established by the Compensation Committee.

With respect to awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, within the earlier of 90 days after commencement of a performance period or the expiration of 25% of the performance period for awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m), our Compensation Committee will designate or approve the following in writing in connection with the grant of an award:

●	the performance period, which may consist of one or more periods of times, and which may be of varying and overlapping durations (for instance, the Compensation Committee may determine that awards may have a performance period that coincides with our fiscal year);
●	objectively determinable performance goals applicable to the performance periods; and
●	the maximum amount that may be paid upon achievement of the performance goals (which amount may be stated as a specific dollar amount or a specified percentage of the participant’s base salary for a performance period).

Performance Goals

The performance goals, which must be objectively determinable and, with respect to awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, substantially uncertain at the time they are established, are set by our Compensation Committee based on one or any combination of two or more of the following criteria:

●	revenue;
●	sales;
●	cash flow;
●	earnings or earnings per share of our common stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, (iv) amortization or (v) non-cash equity-based compensation expenses);

XPERI - Proxy Statement	27

●	return on equity;
●	return on capital or return on invested capital;
●	total stockholder return;
●	return on assets or net assets;
●	income or net income or pre-tax income;
●	operating income or net operating income;
●	operating profit or net operating profit;
●	operating margin;
●	gross or net profit margin;
●	cost reductions or savings or expense management;
●	price per share of our common stock;
●	research and development expenses (including research and development expenses as a percentage of sales or revenues);
●	working capital;
●	market share;
●	customer satisfaction;
●	completion of acquisitions, dispositions, partnerships or other corporate transactions;
●	implementation of new technology by customers/partners;
●	completion of settlements and/or licensing arrangements; and
●	achievement of new product or technology development milestones.

Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall company performance or the performance of a subsidiary, division or business unit. The performance goals may be measured in absolute terms or as compared to any incremental increase or as compared to the results of a peer group or market performance indicators or indices. The achievement of the performance criteria shall be determined in accordance with generally accepted accounting principles to the extent applicable.

Adjustments

At the time of grant, the Compensation Committee may specify one or more adjustments that may be made to one or more of the performance goals. With respect to awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, any such adjustments must be objectively determinable. The adjustments may include one or more of the following:

●	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;
●	items related to a change in accounting principles under United States Generally Accepted Accounting Principles, or GAAP;
●	items related to financing activities;
●	expenses for restructuring or productivity initiatives;
●	other non-operating items;
●	items related to acquisitions, including transaction-related charges and amortization;
●	items attributable to the business operations of any entity acquired by the Company during the performance period;
●	items related to the disposal of a business or segment of a business;
●	items related to discontinued operations that do not qualify as a segment of a business under GAAP;
●	taxes;
●	stock-based compensation;
●	non-cash items; and
●	any other items of significant income or expense which are determined to be appropriate adjustments.

Annual Award Limit

The maximum aggregate amount that may be paid under all awards granted under the 2017 Plan to a participant during any calendar year may not exceed $5,000,000. Our Compensation Committee does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking our stockholders to approve this maximum amount to preserve necessary flexibility over the next five years.

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Payment of Awards; Form of Payment

Following completion of each performance period and prior to the distribution of any payment for an award granted under the 2017 Plan, the Compensation Committee will determine whether the performance goals for the performance period were satisfied. Awards will be paid as soon as practicable after the Compensation Committee has certified in writing the extent to which the applicable performance goals have been satisfied. The Compensation Committee retains the discretion to increase or reduce the amount otherwise payable under an award granted pursuant to the 2017 Plan (including a reduction to zero), provided that with respect to any award that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Compensation Committee cannot increase or make any upward adjustment to such award over the amount that would otherwise be due based upon the established terms of the award or modify the performance goals (other than pursuant to automatic objectively determinable adjustments established at the time the performance goals were established) to the extent the existence or exercise of such discretion is inconsistent with the requirements for such award to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Awards may be paid, at the option of the Compensation Committee, in cash, or common stock of the Company or in the form of a right to receive common stock, or in any combination of the foregoing.

Termination of Employment

Except as otherwise provided in a written agreement between a participant and the Company of any of its subsidiaries, if a participant’s employment with the Company or any of its subsidiaries is terminated for any reason other than death or disability prior to payment of any payment under an award, the participant will not have a right to payment with respect to the award. The Compensation Committee retains the discretion to determine if any portion of a participant’s award under the 2017 Plan should be paid upon a termination of participant’s employment by reason of death or disability.

Forfeiture and Claw-Back Provisions

The Compensation Committee has adopted, effective October 30, 2014, the Xperi Corporation Compensation Recovery Policy. Any award under the 2017 Plan shall be subject to the provisions of the Compensation Recovery Policy. In addition, any award paid under the 2017 Plan shall be subject to the provisions of any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Amendment and Termination

Our Compensation Committee or Board of Directors may amend, suspend or terminate the 2017 Plan at any time and from time to time. An amendment will be subject to approval of our stockholders only if such approval is necessary to maintain the Plan in compliance with Section 162(m) of the Code. With respect to any award under the 2017 Plan which is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, no action of the Compensation Committee or Board of Directors may modify the 2017 Plan, such award or the performance goals or adjustments applicable to such award to the extent such modification would cause the award to fail to constitute qualified performance-based compensation.

Tax Withholding

The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event applicable to a participant arising under the 2017 Plan.

Effective Date

The 2017 Plan will be effective as of the date of the Annual Meeting. If the 2017 Plan is not approved at the Annual Meeting, the 2017 Plan will not become effective, but the 2012 Plan will continue in effect, although we will no longer be able to grant new awards under the 2012 Plan after the date of the Annual Meeting that qualify as performance-based compensation for Section 162(m).

The 2017 Plan does not have a fixed term. However, the awards under the 2017 Plan will no longer be eligible to qualify as performance-based compensation under Section 162(m) of the Code unless the 2017 Plan is submitted

XPERI - Proxy Statement	29

for reapproval by the stockholders of the Company not later than the 2022 stockholders’ meeting, subject to any earlier stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and further subject to termination by the Board of Directors or the Compensation Committee at any time.

Non-Exclusivity

Nothing contained in the 2017 Plan prevents our Board of Directors or the Compensation Committee from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for our executive officers and key employees regardless of stockholders’ approval of the 2017 Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable.

Summary of United States Federal Income Tax Consequences

The following is only a summary of the effect of U.S. federal income taxation upon employees and the Company, is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2017 Plan. It is based upon laws, regulations, rules and decisions now in effect, all of which are subject to change. The following does not discuss the tax consequences arising in the context of the employee’s death or the effect of the income tax laws of foreign countries, states or municipalities in which the employee’s income or gain may be subject to tax.

A participant will not recognize income, and we will not be allowed a tax deduction, at the time an award is granted under the 2017 Plan (for example, when the performance goals are established). All amounts paid pursuant to the 2017 Plan will constitute taxable income to the employee when received. Generally, and subject to the limitations of Section 162(m) of the Code, we will be entitled to a federal income tax deduction when amounts paid under the 2017 Plan are included in employee income.

The 2017 Plan has been designed in a manner intended to comply with Section 162(m) of the Code so that all award payments under the 2017 Plan may, but are not required to, be eligible to qualify as performance-based compensation. As stated above, the 2017 Plan is being submitted for stockholder approval at the Annual Meeting so that payments under the 2017 Plan can qualify for deductibility by the Company under Section 162(m) of the Code. However, stockholder approval is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the 2017 Plan to qualify for the performance-based compensation exemption under Section 162(m) of the Code, and submission of the 2017 Plan for stockholder approval should not be viewed as a guarantee that all amounts paid under the 2017 Plan will in practice be deductible by the Company.

New Plan Benefits

The actual amount of future award payments under the 2017 Plan is not presently determinable because such amounts are dependent on the terms of future awards that have not yet been established by the Compensation Committee. We expect that the first bonus opportunities under the 2017 Plan will be granted for performance during 2018.

For fiscal 2017, we granted awards under the 2012 Plan to our named executive officers and certain other employees. The stockholders’ vote on the 2017 Plan will have no effect on our employees’ 2017 bonus opportunities granted under the 2012 Plan.

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REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the 2017 Performance Bonus Plan for Executive Officers and Key Employees.

The Board of Directors recommends a vote “FOR” the approval of the Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees.

XPERI - Proxy Statement	31

Proposal 3—Approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan

We are requesting that our stockholders approve an amendment and restatement to our Existing IESPP. The amended and restated IESPP is, referred to in this proxy statement as the Restated IESPP. Our Board of Directors approved the Restated IESPP effective January 25, 2017, subject to stockholder approval.

We operate in a highly competitive and challenging marketplace in which our success depends to a great extent on our ability to attract and retain high-caliber employees, including international employees. Our Compensation Committee believes that offering an international employee stock purchase plan to eligible employees of the Company and its participating subsidiaries assists with these challenges. Such a plan provides eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions or direct contributions, to enhance such employees’ sense of participation in the affairs of the Company and its participating subsidiaries, and to provide an incentive for continued employment. The Company provides these benefits through the Existing IESPP, which was first adopted in 2008 and most recently amended in 2013. The purpose of the Existing IESPP is to promote the success and enhance the value of the Company by linking the interests of employees of the Company and its subsidiaries to those of our stockholders, and providing such persons with a chance to share in the value created by their efforts. With the acquisition of DTS, the Company now has a larger employee population in non-U.S. locations, including locations where we previously had no employees, creating the need to update the Existing IESPP to meet the needs of those employees.

As of December 31, 2016, a total of just 23,130 shares remained available for issuance under the Existing IESPP. Under the Restated IESPP, an additional 200,000 shares will be added to the share reserve. If the requested increase in the number of shares authorized for issuance is not approved, we do not expect to have sufficient shares to meet our anticipated needs in 2017 and thereafter.

The Restated IESPP is being submitted for stockholder approval in order to ensure the Company’s compliance with the listing rules of the NASDAQ Stock Market. In the event stockholder approval of the Restated IESPP is not obtained, then the Restated IESPP will have no further force or effect, the Existing IESPP will continue in full force and effect, and we may continue to grant awards under the Existing IESPP, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

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Determination to Approve the Restated IESPP

The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under the Sixth Amended and Restated 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan (the “ESPP”) and the Existing IESPP, each at December 31, 2016, and the proposed increase in shares authorized for issuance under the Restated IESPP. For information about awards we assumed in connection with our acquisition of DTS on December 1, 2016, see “Equity Compensation Plan Information” below.

	Number of Shares	As a % of Shares Outstanding(1)	Dollar Value(2)

Sixth Amended and Restated 2003 Equity Incentive Plan
Options outstanding	1,331,971	2.7%	$58,873,118
Weighted average exercise price of outstanding options	$24.41
Weighted average remaining term of outstanding options	1.16 years
Restricted stock units outstanding (3)	2,079,751	4.3%	$91,924,994
Shares remaining available for grant under the 2003 Equity Incentive Plan	3,430,763	7.0%	$151,639,703

ESPP
Shares remaining available for grant under the ESPP	383,930	0.8%	$16,969,706

IESPP
Shares remaining available for grant under the Existing IESPP	23,130	0.05%	$1,022,346

Proposed increase in shares available for issuance under Restated IESPP (over existing share reserve under the Existing IESPP)	200,000	0.4%	$8,840,000

(1) Based on 48,854,096 shares of our common stock outstanding as of December 31, 2016.

(2) Based on the closing price of our common stock on December 30, 2016, of $44.20 per share.

(3) Performance awards are included at “target” levels.

In determining whether to approve the Restated IESPP, including the proposed increase to the share reserve under the Restated IESPP, over the share reserve under the Existing IESPP, our Board of Directors considered the following:

●

Unless the Restated IESPP is authorized and approved by our stockholders, the number of shares available for issuance under the Existing IESPP may be too limited to effectively achieve its purpose as a powerful incentive and retention tool for employees that benefit all of our stockholders. We expect the share reserve increase under the Existing IESPP, prior to the increase included in the Restated IESPP, would be insufficient to meet our anticipated needs for 2017. The increase will enable us to continue our policy of equity ownership by non-U.S. employees as an incentive to contribute to our success.

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●

In 2016, 2015 and 2014, we issued a total of approximately 17,776, 13,212 and 18,787 shares, respectively, under the Existing IESPP. This level of equity awards represents a three-year average burn rate of 0.034% with respect to our Existing IESPP (calculated by dividing the number of shares issued under the Existing IESPP during the year by the weighted-average number of shares outstanding during the applicable year). In 2016, 2015 and 2014, we issued equity awards with respect to 1.0 million, 0.9 million and 1.0 million shares, respectively, under all of our equity incentive plans. This level of equity awards represents a three-year average burn rate of 1.9% with respect to our equity incentive plans (calculated by dividing the number of shares subject to equity awards granted under our equity incentive plans during the year by the weighted-average number of shares outstanding during the applicable year).

●

Based on historical usage, we estimate that the proposed aggregate share reserve under the Restated IESPP would be sufficient for approximately 5 years of awards, assuming employee participation in the Restated IESPP is consistent with historical levels, as reflected in our three-year average burn rate for the Existing IESPP and factoring in our larger headcount subsequent to the acquisition of DTS, and noting that future circumstances, including employee participation rates and our stock price, may change this. The share reserve under the Existing IESPP could last for a longer or shorter period of time, depending on employee participation rates and the price of our common stock, which we cannot predict with any degree of certainty at this time.

●

In 2016, 2015 and 2014, our end of year overhang rate for the Existing IESPP, calculated by dividing (i) the number of shares remaining available for issuance under our Existing IESPP by (ii) the number of our shares outstanding at the end of the fiscal year, was 0.102%, 0.081%, and 0.047%, respectively. In 2016, 2015 and 2014, our end of year overhang rate for all of our equity incentive plans, calculated by dividing (i) the sum of the number of shares subject to equity awards outstanding at the end of the applicable year under all of our equity incentive plans plus the number of shares remaining available for issuance under all of our equity incentive plans by (ii) the number of our shares outstanding at the end of the fiscal year, was 14%, 12.7%, and 14.2%, respectively. If the Restated IESPP is approved, we expect our overhang for all of our equity plans at the end of 2017 will be approximately 13%.

●

As noted above, we are requesting an increase of 200,000 shares to the share reserve under the Restated IESPP above the current remaining share reserve. Therefore, if this proposal is approved, there would be 0.41% additional dilution to stockholders above those levels, based on the number of shares of our common stock outstanding as of March 3, 2017.

In light of the factors described above, and the fact that the ability to continue to offer eligible foreign employees the ability to participate in the Existing IESPP, including new eligible non-U.S. employees resulting from the acquisition of DTS, the Board of Directors has determined that the size of the share reserve under the Existing IESPP should be increased at this time. The Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing shares under the Restated IESPP.

Summary of the Restated IESPP

The following is a summary of the Restated IESPP. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Restated IESPP, a copy of which is attached as Appendix B to this proxy statement.

Purpose. The primary purpose of the Restated IESPP is to assist employees of the Company’s designated subsidiaries located outside of the United States in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company’s designated subsidiaries.

Administration. The Restated IESPP is administered by the Compensation Committee of the Board of Directors.

34	XPERI - Proxy Statement

Share Reserve. A total of 400,000 shares of our common stock are authorized for issuance under the Restated IESPP (after taking into account the increase of 200,000 shares added in connection with this amendment and restatement). All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Capital Changes.”

Eligibility. Only employees of the Company’s majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the Restated IESPP who are not employed or residing in the United States may participate in the Restated IESPP. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year, except as otherwise required by applicable local laws, by the Company or any of its designated subsidiaries. Employees who work on a less frequent schedule may be eligible to participate in the Restated IESPP based on the requirements of applicable foreign law. No employee will be permitted to subscribe for shares under the Restated IESPP if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Restated IESPP in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time.

As of February 1, 2017 (the last enrollment date under the plan), there were 248 employees of the Company’s designated subsidiaries located outside of the United States eligible to participate in the Restated IESPP, of whom 139 were participants.

Offering Periods. The Restated IESPP is implemented by a series of consecutive, overlapping 24-month offering periods, commencing February 1 and August 1 of each year.

Each offering period is comprised of four six-month purchase periods. Each purchase period will be approximately six months long and will commence on the day following the last day of the preceding purchase period, generally on February 1st or August 1st (unless those days are not days on which our stock is actively traded). Purchase dates are set for the last trading day in each six-month purchase period during an offering period and will generally occur on each January 31 and July 31 (or the immediately preceding day on which our stock is actively traded, if not actively traded on the relevant January 31 or July 31).

If the fair market value of our common stock on any purchase date is less than the fair market value on the first trading day of that offering period, then that offering period will immediately terminate and a new twenty-four month offering period and a new six-month purchase period will commence the day following that purchase date. The first day of the new offering period will become the new enrollment date for all participants in the Restated IESPP at that time.

Subject to the eligibility requirements described above and completion of all required enrollment documentation, an employee will be able to participate in the Restated IESPP on the first day of the first offering period beginning on or after the date on which such employee starts employment.

Purchase Price. The purchase price per share at which shares will be purchased during each purchase period under the Restated IESPP is eighty-five percent (85%) of the lower of either (a) our common stock’s fair market value on the first trading day of the offering period or (b) our common stock’s fair market value on the applicable purchase date. The fair market value of the common stock on a given date is the closing price as reported by NASDAQ. The closing price per share of the Company’s common stock on February 1, 2017, was $45.25.

Payment of Purchase Price; Payroll Deductions. Participants may contribute up to 20% of their eligible compensation (after tax) through payroll deductions (or in some cases direct contribution), and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. All payroll deductions made for a participant are credited to the participant’s account under the Restated IESPP and are included with the general funds of the Company. Funds received upon purchase of stock under the Restated IESPP will be used for general corporate purposes. An employee may purchase up to 8,000 shares during an offering period under the Restated IESPP and up to 2,000 shares during any six-month purchase period. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant. Participants also may not buy a fraction of a share, and any cash remaining in a participant’s account to buy less than a whole share will automatically be rolled over into the next purchase period.

XPERI - Proxy Statement	35

Withdrawal. A participant may withdraw from the Restated IESPP by signing and delivering a notice of withdrawal from the Restated IESPP prior to the last day of the offering period.

Termination of Employment. Termination of a participant’s employment for any reason cancels his or her participation in the Restated IESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Restated IESPP.

Share Proration. If the number of shares to be purchased exceeds either the number of shares available under the Restated IESPP on either the first day of an offering period or the purchase date, then the available shares will be allocated among the participants on a pro rata basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event of any increase or decrease in the number of shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease effected without our receipt of consideration, the number of shares reserved under the Restated IESPP and the price per share and number of shares of our common stock covered by each outstanding purchase right will be adjusted proportionately. Such adjustments will be made by our Board of Directors whose determination in that respect will be final, binding and conclusive.

Effect of Sale of Assets or Merger. In the event of our merger with or into another corporation, or the sale of substantially all of our assets, the Restated IESPP will be assumed or an equivalent purchase right will be substituted for by the successor corporation (or a parent or subsidiary of such successor corporation). If the successor corporation (or a parent or subsidiary of such successor corporation) refuses to assume the purchase rights under the Restated IESPP or to provide equivalent rights, the purchase period and offering periods then in progress will be shortened and a new purchase date will be set. This date will be the day prior to the consummation of the merger or sale.

Amendment and Termination of the Restated IESPP. The Restated IESPP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. Stockholder approval of any such amendment or modification will be obtained to the extent necessary to comply with any applicable law, regulation or stock exchange rule. The Restated IESPP will be in effect until the share reserve is exhausted, unless our Board of Directors terminates the Restated IESPP at an earlier date.

Income Tax Consequences

Because offerings under the Restated IESPP are made to employees who are located outside of the United States, income tax implications to participating employees and the Company and its designated subsidiaries in connection with the sale of shares pursuant to the Restated IESPP will vary depending on the particular laws applicable in the country in which the employee is located.

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New Plan Benefits and Additional Information

Because the number of shares that may be purchased under the Restated IESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. For illustrative purposes only, the following table sets forth (1) the number of shares of the Company’s common stock that were purchased under the Existing IESPP during the 2016 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

Name and Position	Number of Shares	Aggregate Purchase Price ($)
Thomas Lacey	—	—
Chief Executive Officer
Jon Kirchner President	—	—
Robert Andersen	—	—
Chief Financial Officer
Craig Mitchell President, Invensas	—	—
Geir Skaaden	—	—
Chief Products and Services Officer
All executive officers as a group (4 persons)	—	—
All non-executive directors as a group (7 persons)	—	—
All non-executive employees as a group (741 persons)	17,776	$22.35

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the Restated IESPP.

The Board of Directors recommends a vote “FOR” approval of the Xperi Corporation Amended and Restated International Employee Stock Purchase Plan.

XPERI - Proxy Statement	37

Equity Compensation Plan Information

We have three equity compensation plans that have been approved by our stockholders: the Sixth Amended and Restated 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan (the “ESPP”) and the Existing IESPP. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	804,349(1)	$21.28(2)	3,837,823(3)
Equity compensation plans not approved by security holders	0	0	0
Totals	804,349		3,837,823

(1)

Represents the number of securities to be issued upon exercise of outstanding options or settlement of restricted stock units under our Sixth Amended and Restated 2003 Equity Incentive Plan. Performance awards are reflected at “target” levels.

This number does not include awards assumed by us in connection with our acquisition of DTS on December 1, 2016. In connection with our acquisition of DTS, each then outstanding, out-of-the-money, vested or unvested option and each then outstanding, in-the-money, unvested option to purchase shares of DTS common stock was assumed by the Company and converted into an option to purchase shares of the Company’s common stock pursuant to the exchange ratio set forth in the merger agreement, and each then outstanding unvested DTS restricted stock unit award was assumed by the Company and converted into a restricted stock unit award of the Company pursuant to the exchange ratio set forth in the merger agreement, in each case with substantially the same terms and conditions as applied to such DTS equity award immediately prior to the effective time of the acquisition. As a result, we assumed awards under the DTS, Inc. 2014 New Employee Incentive Plan, the SRS Labs, Inc. 2006 Stock Incentive Plan and the DTS, Inc. 2012 Equity Incentive Plan. While the plans will continue to govern the existing awards granted thereunder, they were terminated in connection with the acquisition as to any future awards. As of December 31, 2016, (i) options for 12,030 shares of our common stock were outstanding under the DTS, Inc. 2014 New Employee Incentive Plan with a weighted-average exercise price of $31.63 and 136,755 shares underlying awards of restricted stock units were outstanding under the DTS, Inc. 2014 New Employee Incentive Plan; (ii) options for 40,550 shares of our common stock were outstanding under the SRS Labs, Inc. 2006 Stock Incentive Plan with a weighted-average exercise price of $21.47 and 76,882 shares underlying awards of restricted stock units were outstanding under the SRS Labs, Inc. 2006 Stock Incentive Plan; and (iii) options for 475,042 shares of our common stock were outstanding under the DTS, Inc. 2012 Equity Incentive Plan with a weighted-average exercise price of $29.69 and 564,819 shares underlying awards of restricted stock units were outstanding under the DTS, Inc. 2012 Equity Incentive Plan.

(2)	Represents the weighted-average exercise price of outstanding options under our Sixth Amended and Restated 2003 Equity Incentive Plan.

(3)

Includes 3,430,763 shares remaining available for future issuance under the Sixth Amended and Restated 2003 Equity Incentive Plan, 383,930 shares remaining available for future issuance under the ESPP, and 23,130 shares remaining available for future issuance under the Existing IESPP as of December 31, 2016.

38	XPERI - Proxy Statement

Executive Officers

Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position(s)
Thomas Lacey	58	Chairman and Chief Executive Officer, Director
Jon Kirchner	49	President
Robert Andersen	54	Chief Financial Officer
Geir Skaaden	50	Chief Products and Services Officer

The following are biographical summaries of our executive officers other than Mr. Lacey, for whom a biographical summary is set forth under “Proposal 1—Election of Directors”.

Robert Andersen is executive vice president and chief financial officer of Xperi Corporation. He became executive vice president and chief financial officer of Xperi Corporation in January 2014. Prior to joining Xperi Corporation, he served as executive vice president and CFO of G2 Holdings Corp. d/b/a Components Direct, which was acquired by Avnet, Inc. Robert previously served as CFO at Phoenix Technologies Ltd., which was acquired by an affiliate of Marlin Equity Partners. Prior to his time at Phoenix Technologies, he held senior financial roles at Wind River Systems, Inc. and NextOffice, Inc. His finance career began at Hewlett-Packard Company, where he served in various controller, treasury and technology finance management roles. Robert currently serves on the board of directors of publicly traded Quantum Corporation. Robert holds a B.A. in economics from the University of California, Davis, and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.

Jon E. Kirchner is president of Xperi Corporation. He served as DTS’s Chairman of the board of directors and Chief Executive Officer from 2010 to December 2016 and had been a member of DTS’s board of directors from 2002 to December 2016. From 2001 to 2010, he served as DTS’s Chief Executive Officer. Prior to his tenure as Chief Executive Officer, Mr. Kirchner served at DTS from 1993 to 2001 in a number of senior leadership roles including President, Chief Operating Officer and Chief Financial Officer. Prior to joining DTS, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an international accounting firm. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles. In 2011, Mr. Kirchner was honored by the Producers Guild of America, receiving the “Digital 25: Leaders in Emerging Entertainment” award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Mr. Kirchner currently serves on the board of directors of Free Stream Media Corporation (Samba TV), a leader in developing cross platform TV experiences for consumers and advertisers. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College.

Geir Skaaden has served as our chief products and services officer since December 2016 and leads global sales, business development and product management for our portfolio of imaging and audio solutions. He served as DTS’s Executive Vice President, Products, Platforms and Solutions from October 2015 until its acquisition by the Company in December 2016, having previously served as DTS’s Senior Vice President, Corporate Business Development, Digital Content and Media Solutions since December 2013. Prior to that, Mr. Skaaden served as DTS’s Senior Vice President, Products & Platforms from April 2012 to December 2013. From 2008 to 2012, Mr. Skaaden served in a number of positions overseeing numerous aspects including strategic sales, licensing operations, and business development. Prior to joining DTS in 2008, Mr. Skaaden served as the Chief Executive Officer at Neural Audio Corporation from 2004 to 2008, where he previously served as Vice President, Corporate Development from 2002 to 2004. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

XPERI - Proxy Statement	39

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2016, except that one Form 4 was filed late in January 2016 for Mr. Andersen.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each current director and each nominee to become a director, (ii) each named executive officer, (iii) all current directors, nominees and current executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 3, 2017.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of March 3, 2017, and common stock underlying RSUs held by the person or entity that will vest within 60 days of March 3, 2017, but excludes common stock underlying options and RSUs held by any other person or entity. Percentage of beneficial ownership is based on 49,218,397 shares of common stock outstanding as of March 3, 2017.

Name of Beneficial Owner	Number of Shares	Percentage Ownership
Five Percent Stockholders
BlackRock, Inc. (1)	5,640,522	11.5%
Entities affiliated with Vanguard Group, Inc. (2)	4,113,076	8.4%
Entities affiliated with Renaissance Technologies LLC (3)	2,489,900	5.1%
Directors and Executive Officers
Thomas Lacey (4)	505,734	1.0%
Robert Andersen (5)	109,187	*
Christopher Seams	34,780	*
Donald E. Stout	25,170	*
George A. Riedel	19,868	*
John Chenault	14,780	*
Richard S. Hill	46,384	*
Tudor Brown	29,780	*
David Habiger	1,446	*
Jon Kirchner (6)	344,919	*
Geir Skaaden (7)	54,699	*
All directors and executive officers as a group (11 persons) (8)	1,186,747	2.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

40	XPERI - Proxy Statement

(1)

The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting power as to 5,497,978 shares and sole dispositive power as to 5,640,522 shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. BlackRock Fund Advisors beneficially owns 5% or greater of our common stock. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on January 9, 2017 by BlackRock, Inc.

(2)

The address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355. The Vanguard Group, Inc. has sole voting power as to 83,739 shares, shared voting power as to 5,401 shares, sole dispositive power as to 4,026,236 shares and shared dispositive power as to 86,840 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,439 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,701 shares as a result of its serving as investment manager of Australian investment offerings. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on February 9, 2017 by Vanguard Group, Inc.

(3)

Renaissance Technologies LLC has sole voting power as to 2,489,900 shares and sole dispositive power as to 2,489,900 shares. Renaissance Technologies Holdings Corporation, as a majority owner of Renaissance Technologies LLC, may be deemed the beneficial owner of the 2,489,900 shares owned by Renaissance Technologies LLC. The address of the principal office of each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue New York, New York 10022. The information in this table and footnote is based solely on information contained in Schedule 13G jointly filed with the SEC on February 14, 2017 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation.

(4)	Includes 274,628 shares issuable upon exercise of outstanding options held by Mr. Lacey, exercisable within 60 days of March 3, 2017.

(5)	Includes 26,000 shares issuable upon exercise of outstanding options held by Mr. Andersen, exercisable within 60 days of March 3, 2017.

(6)	Includes 113,249 shares issuable upon exercise of outstanding options held by Mr. Kirchner, exercisable within 60 days of March 3, 2017.

(7)	Includes 12,451 shares issuable upon exercise of outstanding options held by Mr. Skaaden, exercisable within 60 days of March 3, 2017.

(8)	Includes 426,328 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of March 3, 2017.

XPERI - Proxy Statement	41

Executive Compensation and Related Information

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion and analysis contains statements regarding individual and company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

This section describes the Company’s executive compensation philosophy, objectives and programs, as well as the compensation-related actions taken in 2016 and planned for 2017 for our chief executive officer, our president, our chief financial officer, the president of Invensas Corporation and our chief product and services officer. These executives are referred to in this section as our named executive officers, or NEOs, and for 2016 were:

●	Thomas Lacey – Chief Executive Officer
●	Jon Kirchner – President
●	Robert Andersen – Chief Financial Officer
●	Craig Mitchell – President Invensas
●	Geir Skaaden – Chief Product and Services Officer

In connection with our acquisition of DTS in December 2016, Messrs. Kirchner and Skaaden joined our executive leadership and it was determined that Mr. Mitchell, while continuing to serve as the President Invensas, will no longer be deemed an executive officer of the Company. Therefore, for purposes of discussing future plans and objectives and certain other compensation plans, Messrs. Lacey, Kirchner, Andersen and Skaaden will be referred to as the continuing NEOs.

Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executive officers, including the NEOs, at a level consistent with the overall strategic and financial performance of the Company and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive entertainment technology, consumer electronics and intellectual property licensing environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

The Compensation Committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various components of our executive compensation program, the Compensation Committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the Compensation Committee considers all factors in its deliberations, it places no formal weighting on any one factor.

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Pay for Performance

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance.

Financial Performance Highlights

2016 was a solid year for Xperi from a financial perspective. While revenue declined slightly and operating expenses increased (driven in part by our acquisitions during the year), our recurring revenue increased for the third straight year:

	2016	2015	2014	% Increase (Decrease) 2016 to 2015
Total Revenue	$259.6 million	$273.3 million	$278.8 million	(5%)
Total Recurring Revenue (1)	$243.8 million	$242.3 million	$149.8 million	1%
GAAP Operating Expenses	$170.2 million	$111.1 million	$113.1 million	53%

(1)	We define recurring revenue as payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

2016 Executive Compensation Highlights

In support of building long-term stockholder value and in consideration of the Company’s overall performance, the Compensation Committee made the following decisions in 2016:

●	There was no increase to CEO or CFO base compensation in 2016.

●	There was no increase to NEO target bonus compensation in 2016.

●	To emphasize stockholder alignment, the primary adjustment to the NEOs’ compensation for 2016 was in the form of additional equity awards

Summary of Certain Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. During 2016, the following policies and practices were in effect:

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total compensation to the achievement of strong financial performance and a balanced mix of performance metrics established in advance by the Compensation Committee.	No Employment Agreements: We do not have employment agreements with any of our NEOs other than severance and change in control severance agreements.
Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor.	No “Single Trigger” Severance Payments: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event.

XPERI - Proxy Statement	43

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.	No Special Perquisites: We do not provide special perquisites for executives, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.
Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management.	No Hedging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities (vested or unvested).
Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	No Pledging of Company Securities: Our board of directors adopted a policy prohibiting pledges of company securities by our executives and directors.
Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for the CEO and 1x for other executives) or Board retainers (3x for directors).	No Guaranteed Bonuses or Equity Awards: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan. We also do not provide guaranteed equity awards.
”Clawback” Policy: Our clawback policy provides that our board of directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined by our board of directors to have resulted in a material negative restatement of the company’s financial results.	No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights. Further the Restated Plan prohibits repricing of stock options or stock appreciation rights without stockholder approval.
No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments or other benefits.”
No Dividends Paid or Accrued on Performance Units Prior to Vesting or Upon Settlement

44	XPERI - Proxy Statement

Executive Compensation Components

Our Compensation Committee oversees the executive compensation program. Our executive compensation program is designed to attract, motivate and retain talented executives that will drive our financial, growth and operational excellence objectives while creating long-term stockholder value. The Compensation Committee has established the following set of objectives for our executive compensation program:

●	Compensation should be market competitive: Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our NEOs while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

●	Compensation should reward performance and support our business strategy: A majority of our NEO’s total compensation opportunities is variable and dependent upon the achievement of key business results and is intended to link incentive award opportunities to the achievement of company and individual performance goals or appreciation in our stock price; and

●	Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

The main elements of our compensation program are base salary, annual cash incentive bonus awards and long-term equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of NEO’s total compensation opportunities, tie compensation directly to the achievement of corporate and/or individual objectives. Each element of our executive compensation program is discussed in greater detail below.

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Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary, competitive salary information, overall compensation arrangements and relevant survey data. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the applicable Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO (except for purposes of determining his own salary). No formulaic or guaranteed base salary increases are provided to the NEOs. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries fall generally between the 25th and 75th percentiles of the relevant comparable compensation data.

On December 1, 2016, Messrs. Kirchner and Skaaden joined the Company as part of our acquisition of DTS. Their initial annual base salaries were unchanged from their base salaries in effect at DTS at $550,000 and $302,000, respectively. Mr. Mitchell’s base salary was increased to $305,000 effective March 1, 2016. No other adjustments to any base salary amounts for the other NEOs were made in 2016.

The base salaries of the NEOs for 2016 and 2015, which were effective on March 1, 2016 and March 1, 2015, respectively, other than Messrs. Kirchner and Skaaden, which were effective December 1, 2016, were as follows:

Named Executive Officer	2016 Base Salary	2015 Base Salary	Percentage Adjustment
Thomas Lacey	$500,000	$500,000	--
Jon Kirchner	$550,000	N/A	--
Robert Andersen	$335,000	$335,000	--
Craig Mitchell	$305,000	$293,000	4.1%
Geir Skaaden	$302,000	N/A	--

The actual base salaries paid to the NEOs during 2016 are set forth in the “Summary Compensation Table”.

In January 2017, the Compensation Committee reviewed base salaries of the NEOs in a process similar to the one described above and determined, based on job scope expansion and market factors, to make a 4.8% increase to the base salary of Mr. Andersen (bringing his base compensation to $351,000) and a 7.6% increase for Mr. Skaaden (bringing his base compensation up to $325,000), effective March 1, 2017. The Compensation Committee decided to keep the 2016 base salaries of the other NEOs, including the CEO, flat compared to 2016.

Annual Performance-Based Cash Incentives

Our NEOs are eligible to receive an annual cash incentive bonus under our MBO Plan.

46	XPERI - Proxy Statement

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each NEO eligible to participate in the MBO Plan. Under this program in 2016, the minimum, target and maximum award opportunities were determined as a percentage of base salary as follows

	Minimum	Target	Maximum
Thomas Lacey	--	100%	200%
Jon Kirchner (1)	NA	NA	NA
Robert Andersen	--	75%	150%
Geir Skaaden (1)	NA	NA	NA
Craig Mitchell	--	50%	100%

(1)          Messrs. Kirchner and Skaaden joined Xperi as part of our acquisition of DTS in December 2016 and therefore neither participated in the 2016 MBO plan. Messrs. Kirchner and Skaaden each received 100% of their 2016 bonus at target under the DTS plans as part of our acquisition of DTS. These bonuses were paid in early December 2016. For 2017 Mr. Kirchner will be eligible for a 100% bonus at target (200% at maximum) with no minimum and Mr. Skaaden will be eligible for a 55% bonus at target (110% at maximum) with no minimum.

These target bonus levels are reviewed annually in consultation with Compensia as part of the compensation review process. Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives. Our CEO’s and our President’s bonus opportunity are right at the median for our peer group companies and, on average, the bonus opportunity for all our NEOs is at or slightly below, the median.

Performance Goals

Bonuses paid to our NEOs under our MBO Plan are based on our achievement of certain predetermined corporate performance goals and (in the case of Mr. Mitchell) upon an evaluation of the individual officer’s performance for the year. With respect to both Messrs. Lacey and Andersen, 100% of each of their goals are based exclusively on the financial performance of the Company and with respect to Mr. Mitchell, 40% of his bonus is determined by our financial performance, 55% is determined based on corporate operational goals and 5% is based on individual achievements.

Achievement of Annual Corporate Performance Objectives

On an annual basis, the Compensation Committee sets a threshold financial objective that must be achieved before any annual bonuses for that year are paid. For 2016, the financial objective was for the Company to achieve positive non-GAAP operating income for 2016 (“Threshold Goal”). The Threshold Goal was achieved and the actual bonuses for the NEOs were then determined based on the corporate goal achievement as described below.

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In addition to the Threshold Goal, the Compensation Committee also sets corporate performance goals applicable to the annual bonuses for that year. Achievement levels up to 100% may be awarded for each corporate performance goal based on actual performance for the year relative to that goal. The corporate performance goals are a combination of financial goals, innovation and key market penetration goals and operational excellence goals that are all directly supportive of our short-term and long-term strategic plans. The performance goals set forth below summarize the specific goals set by the Compensation Committee for 2016 annual bonus purposes:

Category	Goal	Achievement
Financial Goals	$299.8 million in total revenue	87% achieved with $259.3 million in revenue
	$122.2 million in non-GAAP net income (1)	82% achieved with $99.5 million in non-GAAP net income
	$265.5 million in revenue for our IP business	86% achieved with $229.2 million in revenue for our IP business
	$111.2 million in non-GAAP net income from IP business (1)	81% achieved with $89.9 million in non-GAAP net income from IP business
Innovation and Key Market Penetration Goals (Mr. Mitchell only)	Identify and target new customers and relicense existing customers	75% achieved based on management and Compensation Committee review of performance against targets
	Continue the development and revenue plans for our our xFD® product, an advanced, low-cost, high-performance DRAM interconnect technology, our Bond Via Array™ (BVA®) package-on-package (PoP) technology and our 3-D integrated circuit technology as well as new potential packaging platforms	60% of the goals were achieved based on management and Compensation Committee review of performance against targets
Operational Excellence Goals (Mr. Mitchell only)	Specific individual goals for Mr. Mitchell were agreed upon between the CEO and Mr. Mitchell on a quarterly basis. Mr. Mitchell’s overall performance against these objectives was assessed by the CEO at year-end	75% achievement

(1)	For purposes of calculating non-GAAP net income and non-GAAP net income from IP business, stock-based compensation expenses and the impact of acquisitions made during 2016 are excluded, amortization of intangibles is included and taxes are included at an assumed thirty percent tax rate. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

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Allocation of MBO Bonus Among Various Goals

Each NEO’s performance is determined by a combination of two or more of the above listed goals. The specific allocation for each NEO is set forth below.

NAME	Financial Goals		Innovation and Key Market Penetration Goals		Operational Excellence
	Revenue Growth	Non-GAAP Net Income (2)	Relicense and New Customers	Imaging, interconnect and leading products and technologies
Tom Lacey	60%	40%	--	--	--
Robert Andersen	60%	40%	--	--	--
Craig Mitchell (1)	30%	10%	20%	35%	5%
(1)	For measuring Mr. Mitchell’s performance against financial goals, only the IP business financial goals are considered.
(2)	For purposes of calculating non-GAAP net income, stock-based compensation expenses and the impact of acquisitions made during 2016 are excluded, amortization of intangibles is included, and taxes are included at an assumed thirty percent tax rate. For a reconciliation of GAAP to non-GAAP financial results, please see Appendix C.

Multiplier

The bonus to be paid to any employee, including our NEOs, who participate in the MBO Plan, may be increased or decreased based on the matrix set forth below. The matrix (“2016 MBO Matrix”) is structured as a combination of year over year revenue growth for the Company and annual non-GAAP net income achievement (expressed as a percentage of revenue). For 2016 year over year revenue growth was -5% and non-GAAP net income was 38% of revenue. Therefore, the multiplier for 2016 was 0.82 and all bonuses were multiplied by 0.82. The maximum multiplier under the MBO Plan is 2.0.

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The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment.

	382.6	40%	0.00	0.50	0.73	0.96	1.19	1.42	1.65	1.69	1.74	1.78	1.83	1.87	1.91	1.96	2.00
	371.7	36%	0.00	0.50	0.72	0.94	1.16	1.38	1.60	1.65	1.70	1.75	1.80	1.85	1.90	1.95	2.00
R	363.5	33%	0.00	0.50	0.71	0.92	1.13	1.34	1.55	1.61	1.66	1.72	1.78	1.83	1.89	1.94	2.00
e	355.3	30%	0.00	0.50	0.70	0.90	1.10	1.30	1.50	1.56	1.63	1.69	1.75	1.81	1.88	1.94	2.00
v	349.8	28%	0.00	0.50	0.69	0.88	1.07	1.26	1.45	1.52	1.59	1.66	1.73	1.79	1.86	1.93	2.00
e	344.4	26%	0.00	0.50	0.68	0.86	1.04	1.22	1.40	1.48	1.55	1.63	1.70	1.78	1.85	1.93	2.00
n	338.9	24%	0.00	0.50	0.67	0.84	1.01	1.18	1.35	1.43	1.51	1.59	1.68	1.76	1.84	1.92	2.00
u	333.4	22%	0.00	0.50	0.66	0.82	0.98	1.14	1.30	1.39	1.48	1.56	1.65	1.74	1.83	1.91	2.00
e	328.0	20%	0.00	0.50	0.65	0.80	0.95	1.10	1.25	1.34	1.44	1.53	1.63	1.72	1.81	1.91	2.00
	322.5	18%	0.00	0.50	0.64	0.78	0.92	1.06	1.20	1.30	1.40	1.50	1.60	1.70	1.80	1.90	2.00
G	317.0	16%	0.00	0.50	0.63	0.76	0.89	1.02	1.15	1.24	1.34	1.43	1.53	1.62	1.71	1.81	1.90
r	311.6	14%	0.00	0.50	0.62	0.74	0.86	0.98	1.10	1.19	1.28	1.36	1.45	1.54	1.63	1.71	1.80
o	306.1	12%	0.00	0.50	0.61	0.72	0.83	0.94	1.05	1.13	1.21	1.29	1.38	1.46	1.54	1.62	1.70
w	300.6	10%	0.00	0.50	0.60	0.70	0.80	0.90	1.00	1.08	1.15	1.23	1.30	1.38	1.45	1.53	1.60
t	295.2	8%	0.00	0.16	0.32	0.48	0.63	0.79	0.95	1.02	1.09	1.16	1.23	1.29	1.36	1.43	1.50
h	289.7	6%	0.00	0.15	0.30	0.45	0.60	0.75	0.90	0.96	1.03	1.09	1.15	1.21	1.28	1.34	1.40
	284.2	4%	0.00	0.14	0.28	0.43	0.57	0.71	0.85	0.91	0.96	1.02	1.08	1.13	1.19	1.24	1.30
	278.8	2%	0.00	0.13	0.27	0.40	0.53	0.67	0.80	0.85	0.90	0.95	1.00	1.05	1.10	1.15	1.20
	273.3	0%	0.00	0.09	0.18	0.28	0.37	0.46	0.55	0.80	0.80	0.85	0.85	0.90	0.90	1.00	1.10
	267.8	-2%	0.00	0.08	0.17	0.25	0.33	0.42	0.50	0.56	0.63	0.69	0.75	0.81	0.88	0.94	1.00
	262.4	-4%	0.00	0.08	0.15	0.23	0.30	0.38	0.45	0.51	0.56	0.62	0.68	0.73	0.79	0.84	0.90
	256.9	-6%	0.00	0.07	0.13	0.20	0.27	0.33	0.40	0.45	0.50	0.55	0.60	0.65	0.70	0.75	0.80
	251.4	-8%	0.00	0.06	0.12	0.18	0.23	0.29	0.35	0.39	0.44	0.48	0.53	0.57	0.61	0.66	0.70
	246.0	-10%	0.00	0.05	0.10	0.15	0.20	0.25	0.30	0.34	0.38	0.41	0.45	0.49	0.53	0.56	0.60
	240.5	-12%	0.00	0.04	0.08	0.13	0.17	0.21	0.25	0.28	0.31	0.34	0.38	0.41	0.44	0.47	0.50
	235.0	-14%	0.00	0.03	0.07	0.10	0.13	0.17	0.20	0.23	0.25	0.28	0.30	0.33	0.35	0.38	0.40
	229.6	-16%	0.00	0.03	0.05	0.08	0.10	0.13	0.15	0.17	0.19	0.21	0.23	0.24	0.26	0.28	0.30
	224.1	-18%	0.00	0.02	0.03	0.05	0.07	0.08	0.10	0.11	0.13	0.14	0.15	0.16	0.18	0.19	0.20
	218.6	-20%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.01	0.03	0.04	0.05	0.06	0.08	0.09	0.10
	213.2	-22%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
			11%	13%	15%	17%	19%	21%	23%	25%	27%	29%	31%	33%	35%	37%	40%

********************************************************** Non GAAP Net Income % **********************************************************

2016 Annual Cash Incentive Bonuses

Based on the above matrix, the bonuses under the MBO Plan paid to Messrs. Lacey, Andersen and Mitchell were: $347,650, $174,694 and $96,054, respectively calculated as follows:

Name	Achievement of Revenue Growth Goal (A)	Company Achievement of Non-GAAP Net Income Goal (B)	Multiplier (C)	Base Pay (D)	MBO at Target (E)	[(DxE)x(A+B)]xC

Thomas Lacey	52.2% (87% of 60%)	32.8% (82% of 40%)	0.82	$500,000	100%	$347,650
Robert Andersen	52.2% (87% of 60%)	32.8% (82% of 40%)	0.82	$335,000	75%	$174,694

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Name	Achievement of IP Revenue Growth Goal (A)	Achievement of IP Non-GAAP Net Income Goal (B)	Achievement of Relicense and New Customers Goals (D)	Achievement of Imaging, interconnect and leading products and technologies Goals (E)	Achievement of Operational Excellence Goal (F)	Multiplier (G)	Base Pay (H)	MBO at Target (I)	([(HxI)x (A+B+C+ D+E+F)]x G
Craig Mitchell	25.8% (86% of 30%)	8.1% (81% of 10%)	13.0% (65% of 20%)	26.2% (75% of 35%)	4.0% (80% of 5%)	0.82	$305,000	50%	$96,054

Long-Term Incentives

Our long-term equity incentive award program is intended to provide executives with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our long-term equity incentive award program is generally comprised of three equity award vehicles:

●	Restricted Stock Unit Awards: RSUs are used primarily in new hire executive packages and as part of our annual review process. RSUs will rise and fall in value just as a traded share of stock will, aligning executives’ interests with stockholders.

●	Performance Based Restricted Stock Unit Awards: Performance based RSUs are provided to all of our NEOs. These shares vest upon the occurrence of certain longer-term strategic milestones or specific annual financial goals and are intended to align a significant portion of these executives’ compensation to a single long-term strategic goal or to specific annual long-term financial or stock price goals.

●	Stock Option Awards: Stock options form a basis of our long-term equity incentive award program. Stock options align the interests of management and stockholders by rewarding increases in stockholder value.

Stock Option Awards

Stock options granted generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under Xperi Corporation’s 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of our common stock is equal to the last closing sales price per share on the NASDAQ Global Select Market on the date of grant. Executives do not realize value from our stock options unless our stock price appreciates following the date of grant.

In 2016, no NEOs received stock option awards.

Time-Based Restricted Stock Unit Awards

As discussed above, we typically award RSUs to selected new hires and other employees as part of the annual award program. The Compensation Committee believes that RSUs are an effective tool for adding an immediate financial incentive to remain with and work for us that will mitigate potential attempts by labor market competitors to recruit critical employees. In March 2016, Messrs. Andersen and Mitchell each received 14,000 RSUs which coupled with the performance-based RSUs described in the following section further our compensation objectives of having significant long term incentives for our NEOs. The foregoing RSUs have a four-year vesting schedule in order to provide an incentive for continued employment.

Performance-Based Restricted Stock Unit Awards

In December 2013 and again in July 2014, Mr. Lacey, received 250,000 performance-based RSUs (for a total of 500,000 performance-based RSUs). Of these 500,000 performance based RSUs, 62,500 may vest in each

XPERI - Proxy Statement	51

calendar year at target and 125,000 may vest each year at maximum. The performance-based vesting requirements are agreed upon by Mr. Lacey and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. For 2014, 2015 and 2016 all of Mr. Lacey’s performance-based shares were tied to the Company’s financial goals for revenue growth and non-GAAP net income under the multiplier matrix under the MBO Plan, as described above. Any performance-based RSUs that do not vest in a given year will be forfeited. Our Compensation Committee believes that setting a one-year performance measurement period for these performance based RSUs was appropriate at this time due to our historical financial performance and the risk of setting inappropriate targets if we were to project more than one year in advance.

In January 2014 and again in July 2014, Mr. Andersen, received 29,400 performance-based RSUs (for a total of 58,800 performance-based RSUs). Of these 58,800 performance-based RSUs, 7,350 may vest each calendar year at target and 14,700 may vest each year at maximum. The performance-based vesting requirements are agreed upon by Mr. Andersen and the Company’s Chief Executive Officer, and approved by the Compensation Committee, on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. For 2014, 2015 and 2016, all of Mr. Andersen’s performance-based shares were tied to the Company’s financial goals for revenue growth and non-GAAP net income under the multiplier matrix under the MBO Plan, as described above. Any performance-based RSUs that do not vest in a given year will be forfeited.

In March of 2015, Mr. Mitchell received 18,000 performance-based RSUs. Of these 18,000 performance-based RSUs, 6,000 may vest in each of 2015, 2016 and 2017. The performance-based vesting requirements shall be as agreed upon by Mr. Mitchell and the Company’s Chief Executive Officer, and approved by the Compensation Committee, on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date.

For 2016 performance, the performance-based RSUs previously granted to our NEOs and eligible to vest based on 2016 performance were released in March 2017. The following table summarizes the performance-based RSUs granted to our NEOs that were eligible to vest during 2016:

	Number of RSUs Available for Release at Target Based on 2016 performance	Number of RSUs Available for Release at Maximum Based on 2017 performance	Release Conditions	Shares Released
Thomas Lacey	62,500	125,000	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2016 MBO multiplier matrix – multiplier determined pursuant to MBO matrix (0.82 for 2016, as described above) was multiplied by target RSUs.	51,250
Robert Andersen	7,350	14,700	100% based on financial targets for revenue growth and non-GAAP net income in accordance with 2016 MBO multiplier matrix-multiplier determined pursuant to MBO matrix (0.82 for 2016, as described above) was multiplied by target RSUs.	6,027
Craig Mitchell	6,000	6,000	100% based on specific milestones. The Compensation Committee determined that Mr. Mitchell had achieved 65% of these milestones, and 65% of his “target” RSUs vested accordingly.	3,900

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Specific milestones and achievements for the release of Mr. Mitchell’s performance shares for 2016 are as follows:

Percent of Total	Goal	Achievement of Goal
50%	BVA: announce qualification complete, sign and announce license agreement (including royalty table) and obtain order for product design win	50%
10%	Secure xFD-based product announcement and initial production or minimize all xFD engineering efforts by Q2’16	100%
30%	DBI: Sign development agreement with leading semiconductor manufacturer for DBI program; sign substantive license agreement with royalty rates	100%
10%	Exceed Ziptronix revenue target	0%

2017 Equity Awards

In January 2017, the Compensation Committee undertook a similar process as described above and approved grants of time-based vesting RSUs and grants of PSUs to each of the NEOs. The equity awards granted to the NEOs effective March 1, 2017, were as follows:

Named Executive Officer	Number of Shares Subject to RSU Awards(2)	Number of Shares Subject to PSU Awards
Thomas Lacey	-	-
Jon Kirchner	15,000	35,000(1)
Robert Andersen	30,000	11,500(3)
Craig Mitchell	16,000	-
Geir Skaaden	20,000	-
(1)

Number of shares reflected at 100% of target. Each PSU represents the contingent right to receive between zero and two shares of the Company’s common stock upon vesting, subject to the level of achievement of performance goals. The PSUs vest in four equal installments for each calendar year (starting in 2017) based upon goals and objectives agreed upon by the company and Mr. Kirchner and approved by the Compensation Committee.

(2)	The RSUs vest in four equal annual installments beginning on March 1, 2018.

(3)	All of the PSU award to Mr. Andersen will vest based on 2017 performance against certain specified goals relating to integration of DTS.

Other Compensation

Employee Benefits

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

Similarly, DTS maintained a 401(k) Savings/Retirement Plan (the “DTS 401(k) Plan”) that covers employees who were acquired as part of the DTS acquisition (including Messrs. Kirchner and Skaaden). Under the DTS 401(k) Plan, which is currently operating in parallel with the 401(k) Plan, we match contributions by employees up to 4% of an employee’s elective deferrals. There is no vesting schedule under the DTS 401(k) Plan. We are currently exploring what options are available to combine the 401(k) Plan and the DTS 401(k) Plan.

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Perquisites and Other Personal Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, we provide certain highly-compensated employees, including our NEOs, with supplemental long-term disability coverage. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our NEOs that are not available to all of our employees.

Retention Arrangements

Effective upon the completion of our acquisition of DTS, DTS established the DTS, Inc. 2016 Executive Retention Bonus Plan (the “Retention Plan”) and entered into letter agreements thereunder (the “Retention Agreements”) with Jon Kirchner, Geir Skaaden and certain other executive officers who continued employment with DTS following completion of the Company Merger (collectively, the “DTS Executives”).

The terms of the Retention Plan provide that each DTS Executive who executes a Retention Agreement and is continuously employed with Xperi or one of its subsidiaries through the 18-month anniversary of the closing of our acquisition of DTS (the “Vesting Date”) will be entitled to receive payment of the DTS Executive’s retention bonus; provided, that if the DTS Executive’s employment is terminated (i) by Xperi or one of its subsidiaries (as applicable) without cause, (ii) by the DTS Executive for good reason or (iii) due to the DTS Executive’s death or disability at any time prior to the Vesting Date, the DTS Executive will be entitled to payment of a pro-rata portion of his or her retention bonus. The DTS Executive will immediately forfeit his or her retention bonus upon a termination of his or her employment for cause or his or her resignation without good reason at any time prior to the Vesting Date. Any amounts that are forfeited will not be reallocated to other DTS Executives. Under the Retention Plan, Mr. Kirchner is eligible to receive a retention bonus of $5,049,366, Mr. Skaaden is eligible to receive a retention bonus of $1,275,576, and the other DTS Executives may receive, in the aggregate, retention bonuses equal to $2,609,272.

Post-Employment Compensation Arrangements

We have entered into change in control severance agreements and severance agreements with certain of our executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment, Severance and Change in Control Arrangements” below.

Compensation-Setting Process

The Compensation Committee has the primary authority to approve the compensation provided to our executive officers. Consistent with prior years, for 2016, Compensia, an independent compensation consulting firm, was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2016 beyond its engagement as an advisor to the Compensation Committee on executive and Board compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2016. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

In 2016, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers.

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To aid the Compensation Committee in making its compensation determinations, our CEO provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of management present.

Corporate and individual performance goals are established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO, after discussions with the management team, then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and performance-based equity awards. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our NEOs. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to NEOs that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee also has the authority to make discretionary bonus awards to NEOs, but it did not do so in 2016.

Historically, the Compensation Committee has determined that for our CEO and CFO, performance goals should be tied exclusively to the Company’s financial goals for revenue growth and net income. In the beginning of each year, our other executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our NEOs (other than our CEO and CFO which are tied exclusively to the Company’s financial goals) for 2016 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy and are described in greater detail below.

Setting Executive Compensation

We review competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with our performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. In 2015, a new peer group was developed in order to provide the Compensation Committee with a comprehensive view of compensation practices reflecting our business. The peer group for 2015 was selected based on the same approach utilized in 2014 and 2013, focusing primarily on semiconductor companies with comparable revenue, market capitalization and geographic location and firms involved in the development and licensing of intellectual property. No peer group or peer company was selected on the basis of executive compensation levels. The specific attributes used to develop the peer group included:

●	Industry: The peer group used focused on semiconductor technology companies and companies that license intellectual property.

●	Revenue: We considered the revenue of the peer companies and selected peer companies with trailing twelve months of revenue that, at the time of the analysis, fell within the range of one-half to two times our revenue. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our revenue in order to have a broad representation of intellectual property licensing companies. We do not base our peer company selection solely on revenue but also consider the market capitalization and geographic attributes discussed below.

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●	Market Capitalization: For the peer group, we looked at market capitalization to reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-half to two times our market capitalization. Given the small number of intellectual property licensing companies, we included companies that were smaller than one-half our market-capitalization in order to have a broad representation among in intellectual property licensing companies.

●	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

2015 PEER GROUP (USED FOR SETTING 2016 COMPENSATION)

Acacia Research Corporation (ACTG)	Monolithic Power Systems, Inc. (MPWR)
Ambarella, Inc. (AMBA)	Photronics, Inc. (PLAB)
Applied Micro Circuits Corporation (AMCC)	Power Integrations, Inc. (POWI)
Cabot Microelectronics Corporation (CCMP)	Rambus Inc. (RMBS)
Cavium, Inc. (CAVM)	Rovi Corporation (ROVI)
Integrated Device Technology, Inc. (IDTI)	RPX Corporation (RPXC)
InterDigital, Inc. (IDCC)	Silicon Laboratories, Inc. (SLAB)
Intersil Corporation (ISIL)	TiVo Inc. (TIVO)
InvenSense, Inc. (INVN)	Ultratech, Inc. (UTEK)
M/A-COM Technology Solutions Holdings, Inc. (MTSI)	Veeco Instruments Inc. (VECO)
Micrel, Incorporated (MCRL)

The 2015 peer group was used in early 2016 for purposes of evaluating whether compensation adjustments for our NEOs for 2016 were appropriate. The details of our standings relative to our peer groups with respect to revenue and market capitalization are below (revenue is calculated using trailing 12-month revenues as of the most recently ended quarter and market capitalization is as of the last day of the most recently ended quarter):

Peer Group	Xperi Percentile Ranking on Revenue	Xperi’s Percentile Ranking on Market Capitalization
Peer Group Selected in 2015 for measuring compensation in 2016 analyzed in January 2016	20th percentile	56th percentile
Peer Group Selected in 2016 for measuring compensation in 2017 analyzed in January 2017	41st percentile	44th percentile

Each year, Compensia surveys the compensation practices of the peer group to assess the competitiveness of our compensation programs. Although we maintain the peer group for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer group. In light of this, during 2015 and early 2016, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of robust competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the NEOs, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of NEOs falls within the Company’s guidelines.

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Based on the objectives outlined above, the Compensation Committee strives to set target compensation opportunity levels to be competitive with the market that we compete in for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based solely on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus levels and long-term equity incentive awards after reviewing our performance and carefully evaluating each named executive officer’s performance during the year, leadership qualities, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any executive will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual officer.

Following the announcement of our acquisition of DTS, the Compensation Committee again engaged Compensia to assist the Compensation Committee in defining a new peer group to be used for 2017 compensation analysis and decisions. The Compensation Committee utilized the same approach described above, but modified revenue analysis to assume the expected revenue of the Company post-acquisition and also modified the industry to focus more on companies whose business is closer to the DTS focus including companies in internet software and services. On a prospective basis (including for the analysis of 2017 compensation) the following will represent the Xperi peer group:

Ambarella, Inc. (AMBA)	J2 Global Rg (JCOM)
Box, Inc. (BOX)	LogmeIn, Inc. (LOGM)
Cabot Microelectronics Corporation (CCMP)	M/A-COM Technology Solutions Holdings, Inc. (MTSI)
Cavium, Inc. (CAVM)	MaxLinear, Inc. (MXL)
Dolby Laboratories (DLB)	Monolithic Power Systems, Inc. (MPWR)
FireEye Inc. (FEYE)	Plantronics Inc. (PLT)
FormFactor, Inc. (FORM)	Power Integrations, Inc. (POWI)
Inphi Corporation (IPHI)	Rambus Inc. (RMBS)
Integrated Device Technology, Inc. (IDTI)	Semtech Corporation (SMTC)
InterDigital, Inc. (IDCC)	Silicon Laboratories, Inc. (SLAB)
Intersil Corporation (ISIL)	TiVo Inc. (TIVO)

Other Compensation Related Policies

Stock Ownership Guidelines

Stock Ownership and Retention Guidelines. In October 2014, our Board adopted stock ownership guidelines that apply to our CEO, each other executive officer of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and each other employee that reports directly to the Chief Executive Officer (each, an “Executive”). Each Executive will be expected to own common stock of the Company with a market value equal to the following amounts for as long as he or she remains an Executive:

Title	Ownership Threshold
Chief Executive Officer	Three times (3x) base salary

Other Executives	One times (1x) base salary

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Each Executive must hold 50% of all “Net Settled Shares” (as defined below) received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the Executive’s ownership equals or exceeds the applicable ownership threshold, as set forth above. In no event shall shares of common stock purchased under our employee stock purchase plan be considered granted under our equity award plans for purposes of this share retention requirement. This share retention requirement applies to an Executive only if such Executive has not achieved his or her applicable ownership threshold. For purposes of the guidelines, “Net Settled Shares” means those shares of common stock that remain after payment of (a) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, including shares sold or netted with respect thereto, and (b) all applicable transaction costs.

Insider Trading Policy. Our insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by us or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of our quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the 15th day of the last month in each calendar quarter (or if the 15th day falls on a non-trading day, then on the trading day immediately prior to the 15th day of the last month in each calendar quarter). Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods. Our insider trading policy also prohibits directors, officers, employees and all persons living in their households from purchasing Company stock on margin, pledging Company stock to secure margin or other loans, short selling Company stock or buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging contracts.

Clawback Policy. We have adopted an incentive compensation “clawback” policy under which the Compensation Committee or the Board of Directors may require the reimbursement or forfeiture of incentive compensation from an executive officer in the event of restatement of the company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws. We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the Company demonstrates its commitment to strong corporate governance. Under our clawback policy, the Compensation Committee or the Board of Directors may require reimbursement from the executive officer for incentive compensation. The amount of incentive compensation that may be recovered is the portion of any bonus paid to, and any performance-based equity awards earned by, the executive officer that the executive officer would not have received if the Company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation during the three year period prior to the date on which the Company is required to prepare an accounting restatement.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

●	trade in any puts, calls, covered calls or other derivative products involving company securities;

●	engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company’s securities; or

●	hold company securities in a margin account or pledge company securities as collateral for a loan.

Tax and Accounting Considerations

Deduction Limitation

We aim to compensate the NEOs in a manner that is tax effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. Section 162(m) of the Code generally disallows a tax deduction to

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a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its three other most highly compensated executive officers (other than its chief financial officer). Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Internal Revenue Code if the requirements of Section 162(m) are satisfied, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

Employment Agreements

The Company has not entered into any employment agreements with the NEOs.

Change in Control and Severance Arrangements

The Company provides for certain severance benefits if an executive’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance benefits if such a termination occurs in connection with a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for those NEOs with which we have entered into severance agreements are important because it may be difficult for these NEOs to find comparable employment within a short period of time following certain qualifying terminations. The Company also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The Compensation Committee has determined that such arrangements offer protection that is competitive within our industry and company size and are necessary to attract highly qualified individuals and encourage them to be retained by the Company. In making the decision to extend the benefits, the Compensation Committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

The Company has entered into severance and change in control severance agreements with each of Messrs. Lacey, Kirchner, Andersen, Skaaden and Mitchell, as further described below.

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Severance Agreement with Mr. Lacey

The severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of separation;
●	a lump sum cash payment equal to 100% of his annual salary;
●	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination);
●	continuation of health benefits for eighteen months following termination; and
●	immediate acceleration of vesting of such portion of his time-based RSUs as would have vested if Mr. Lacey had continued to provide services to the Company for one year following the date of separation, extended exercisability of stock option awards for one year after the date of separation, and if such termination occurs more than six (6) months and one (1) day into the performance period then-underway (“Performance Period”) under any outstanding performance-based restricted stock award or any other performance-based equity award (each, a “Performance Award”), Mr. Lacey shall remain eligible to vest in such portion of the Performance Award as is attributable to the Performance Period in accordance with the terms of such Performance Award based on actual performance relative to the performance goals applicable to the Performance Period, which vesting shall be effective on the last day of the Performance Period (or such other settlement date as may be provided in the agreement evidencing the Performance Award).

The severance agreement expires in October 2017 and may be renewed by mutual agreement between the Company and Mr. Lacey.

Severance Agreement with Mr. Kirchner

Mr. Kirchner’s severance agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason, except as provided in the following paragraph, he will be entitled to receive the following severance payments and benefits:

●	a lump sum cash payment equal to 100% of his annual base salary;
●	his target annual bonus for the calendar year in which in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination);
●	continuation of health benefits for a period of up to 18 months following the date of termination; and
●	immediate acceleration of vesting of his outstanding equity awards, excluding any performance-based awards where such acceleration is not specifically provided for pursuant to the grant documents, that would have vested over the 12-month period following the date of his separation from service had he remained continuously employed during such period.

In addition, the severance agreement provides that if Mr. Kirchner has a separation of service due to his resignation for any reason or if his employment is terminated by Xperi without cause, in either case, prior to June 1, 2017, he will be entitled to receive the following payments and benefits in lieu of the severance payments and benefits described above:

●	a lump sum cash payment equal to 200% of his annual base salary at the time of termination, or, if higher his annual base salary as in effect immediately prior to December 1, 2016;
●	a lump sum cash payment in the amount determined by multiplying (i) the dollar amount equal to the amount of his full retention bonus under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement by (ii) a fraction where the numerator is the number of days that have elapsed from December 1, 2016 through the date of his separation from service and the denominator is 548;

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●	200% of his most recently received annual bonus, or, if higher, the average of his annual bonuses for the three years immediately preceding the date of his separation from service;
●	continuation of health benefits for a period of up to 24 months following the date of termination;
●	immediate acceleration of vesting of his outstanding stock options and stock appreciation rights that were outstanding as of December 1, 2016 and an extension of the exercise period of his stock options and stock appreciation rights until 5 years from the date of termination, or, if earlier, the remaining life of the equity grants;
●	18 months outplacement services provided by an outplacement vendor selected by Xperi; and
●	his full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement, reduced by an amount equal to (i) the number of shares subject to any equity awards that were outstanding as of December 1, 2016 that have vested during the period after December 1, 2016 through the date of his separation from service multiplied by (ii) the fair market value per share of such shares as of the date of his separation of service (less, in the case of stock options or stock appreciation rights, the exercise price per share and the cost of exercising any such equity), less applicable withholding taxes.

The severance benefits described above will be paid upon Mr. Kirchner’s execution of a general release of claims in favor of the Company and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

In addition, the severance agreement provides that Mr. Kirchner was entitled to receive up to a maximum of $25,000 for reimbursement of legal fees and expenses incurred in connection with negotiating and executing the agreement.

The severance agreement expires on December 1, 2018 or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety.

Severance Agreements with Messrs. Andersen and Mitchell

The Company has entered into severance agreements with Messrs. Andersen and Mitchell. The severance agreements in effect prior to February 2017 provided that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
●	a lump sum cash payment equal to 75% of his annual base salary;
●	continuation of health benefits for a period of 9 months following the date of termination; and
●	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination);

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

The severance agreements with Messrs. Andersen and Mitchell were amended in February 2017 to extend the term of such agreements through February 2019, which term may be renewed by mutual agreement between the Company and the NEO. The amended severance agreements also provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
●	a lump sum cash payment equal to 100% of his annual base salary;
●	continuation of health benefits for a period of 12 months following the date of termination; and
●	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination).

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The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of the Company.

Severance Agreement with Mr. Skaaden

Mr. Skaaden’s severance agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason, except as provided in the following paragraph, he will be entitled to receive the following severance payments and benefits:

●	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;
●	a lump sum cash payment equal to 100% of his annual base salary;
●	continuation of health benefits for a period of 12 months following the date of termination; and
●	his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination).

In addition, the severance agreement provides that if Mr. Skaaden has a separation of service due to his resignation for any reason or if his employment is terminated by Xperi without cause, in either case, prior to June 1, 2017, he will be entitled to receive the following payments and benefits in lieu of the severance payments and benefits described above:

●	a lump sum cash payment equal to 150% of his annual base salary at the time of termination, or, if higher his annual base salary as in effect immediately prior to December 1, 2016;
●	150% of his most recently received annual bonus, or, if higher, the average of his annual bonuses for the three years immediately preceding the date of his separation from service;
●	continuation of health benefits for a period of up to 18 months following the date of termination;
●	immediate acceleration of vesting of his outstanding stock options and stock appreciation rights that were outstanding as of December 1, 2016 and an extension of the exercise period of his stock options and stock appreciation rights until 5 years from the date of termination, or, if earlier, the remaining life of the equity grants; and
●	12 months outplacement services provided by an outplacement vendor selected by Xperi.

The severance benefits described above will be paid upon Mr. Skaaden’s execution of a general release of claims in favor of the Company and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

The severance agreement expires on December 1, 2018 or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety.

Change in Control Severance Agreements with Messrs. Lacey, Andersen and Mitchell

The change in control severance agreement between the Company and Mr. Lacey provides that if Mr. Lacey is involuntarily terminated without cause or resigns for good reason, or Mr. Lacey’s employment terminates as a result of his death or permanent disability within 18 months following a change in control, Mr. Lacey shall, upon the effectiveness of a general release of claims by Mr. Lacey in favor of the Company, receive all benefits to which he is entitled under the severance agreement described above (provided, however, that 100% of his annual bonus at target will be paid as opposed to a pro rata portion), plus immediate acceleration of vesting in full of all equity awards, provided that Performance Awards shall vest as to the “target” number of shares subject to such award. The change in control severance agreement is set to expire in October 2017, which term may be renewed by mutual agreement between the Company and Mr. Lacey.

The change in control severance agreements between the Company and Messrs. Andersen and Mitchell in effect prior to February 2017 provided that if the NEO was involuntarily terminated without cause or resigned for good reason within 18 months following a change in control, the NEO shall, upon the effectiveness of a general release of claims by the NEO in favor of the Company, receive all benefits to which he is entitled under the severance agreement described above, plus immediate acceleration of vesting in full of all equity awards (excluding performance shares).

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The change in control severance agreements with Messrs. Andersen and Mitchell were amended in February 2017 to extend the term of such agreements through February 2019, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term will automatically be extended for 18 months following a change in control of Xperi if the term would otherwise have expired during such 18-month period. The amended severance agreements also provide that, if an executive’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following payments:

●	a lump sum cash payment equal to 100% of his annual base salary;
●	his target annual bonus for the calendar year in which termination occurs;
●	continuation of health benefits for a period of up to 12 months following the date of termination; and
●	immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to Mr. Andersen under his severance agreement and will be paid upon Mr. Andersen’s execution of a general release of claims in favor of Xperi and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

Change in Control Severance Agreement with Mr. Kirchner

The change in control severance agreement between the Company and Mr. Kirchner provides that if his employment is involuntarily terminated without cause or he resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control of Xperi, he will be entitled to receive the following severance payments and benefits:

●	a lump sum cash payment equal to 200% of the sum of (i) his annual base salary and (ii) his target annual bonus for the calendar year in which termination occurs;
●	continuation of health benefits for a period of up to 18 months following the date of termination; and
●	immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to Mr. Kirchner under his severance agreement and will be paid upon Mr. Kirchner’s execution of a general release of claims in favor of Xperi and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

The change in control severance agreement will expire on December 1, 2018, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term will automatically be extended for 18 months following a change in control of Xperi if the term would otherwise have expired during such 18-month period. For purposes of the change in control severance agreement, our acquisition of DTS did not constitute a change in control.

Change in Control Severance Agreement with Mr. Skaaden

The change in control severance agreement between the Company and Mr. Skaaden provides that if his employment is involuntarily terminated by us without cause or if he resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control of Xperi, he will be entitled to receive the following severance payments and benefits:

●	a lump sum cash payment equal to 100% of his annual base salary;

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●	his target annual bonus for the calendar year in which termination occurs;
●	continuation of health benefits for a period of up to 12 months following the date of termination; and
●	immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable to Mr. Skaaden under his severance agreement and will be paid upon Mr. Skaaden’s execution of a general release of claims in favor of Xperi and subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

The change in control severance agreement will expire on December 1, 2018, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term will automatically be extended for 18 months following a change in control of Xperi if the term would otherwise have expired during such 18-month period. For purposes of the change in control severance agreement, our acquisition of DTS did not constitute a change in control.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any material act of fraud, dishonesty or financial or accounting impropriety with respect to our company which results in a personal benefit to the executive, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s conviction of or plea of guilty or nolo contender to felony criminal conduct (other than moving vehicle violations), the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the Company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation or target bonus opportunity, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

●	a merger or consolidation in which the Company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or
●	the sale of all or substantially all of our assets.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the NEO’s resignation for good reason or

64	XPERI - Proxy Statement

termination of employment by us other than for cause, (2) with respect to Messrs. Kirchner and Skaaden, a termination of employment as a result of his resignation for any reason or termination of employment by us other than for cause, in either case prior to June 1, 2017, and (3) such a termination within 60 days prior (with respect to Mr. Kirchner and Mr. Skaaden) or 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2016. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $44.20, which represents the closing market price of our common stock as reported by the NASDAQ Global Select Market on December 30, 2016, the last trading day of 2016. The following table reflects the payments and benefits that would have arisen under the severance and change in control severance agreements in effect with the NEOs on December 31, 2016. For information about the amended agreements with Messrs. Andersen and Mitchell entered into in February 2017, please see the description of those agreements above.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation or a Termination Other Than for Cause Prior to June 1, 2017 ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 60 Days Prior (For Messrs. Kirchner and Skaaden) or 18 Months Following a Change in Control ($)		Payment Upon Death or Disability ($)
Thomas Lacey	Cash Payments	1,000,000	(1)	—		1,000,000	(1)	1,000,000	(1)
	Value of Stock Award Acceleration	2,762,438	(2)	—		9,673,547	(3)	2,762,438	(2)
	Value of Health Benefits	18,000	(4)	—		18,000	(4)	18,000	(4)
Jon Kirchner	Cash Payments	1,100,000	(1)	7,535,005	(5)	2,200,000	(6)	280,520	(16)
	Value of Stock Award Acceleration	2,731,516	(7)	1,774,029	(8)	5,700,713	(3)
	Value of Health Benefits	19,800	(4)	26,400	(9)	19,800	(4)
	Value of Outplacement Benefits	—		21,000	(10)	—
Robert Andersen	Cash Payments	502,500	(11)	—		502,500	(11)
	Value of Stock Award Acceleration	—		—		1,997,549	(3)
	Value of Health Benefits	9,000	(12)	—		9,000	(12)
Geir Skaaden	Cash Payments	468,100	(1)	702,150	(13)	468,100	(1)	70,865	(16)
	Value of Stock Award Acceleration	—		302,846	(8)	2,856,357	(3)
	Value of Health Benefits	13,200	(14)	19,800	(4)	13,200	(14)
	Value of Outplacement Benefits	—		14,000	(15)	—
Craig S. Mitchell	Cash Payments	381,250	(11)	—		381,250	(11)
	Value of Stock Award Acceleration	—		—		508,042	(3)
	Value of Health Benefits	12,033	(12)	—		12,033	(12)

XPERI - Proxy Statement	65

(1)	Cash payment is payable in a lump sum equal to 100% of the executive’s base salary plus the executive’s annual bonus at target (which annual target bonus will be prorated for the portion of the calendar year that has elapsed prior to the date of termination in the case of termination without a change in control). Because the executive’s termination is assumed to occur on December 31, 2016 for purposes of the table, the full annual bonus at target is included in both termination scenarios. For each of Messrs. Kirchner and Skaaden, also includes a prorata portion of his full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement.
(2)	Represents the value of those stock awards that would vest over the 12-month period following December 31, 2016 based on the difference between the exercise or purchase price, if any, and $44.20, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 30, 2016. The value reported assumes that such termination occurs more than six (6) months and one (1) day into the performance period then-underway under any outstanding performance-based restricted stock award or any other performance-based equity award. For purposes of the table above, the value of any performance-based equity awards is presumed to be at target and not at maximum.
(3)	Represents the value of all stock awards that would vest upon such termination based on the difference between the exercise or purchase price, if any, and $44.20, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 30, 2016. For purposes of the table above, the value of the performance-based equity awards is presumed to be at target and not at maximum.
(4)	Represents the estimated cost of 18 months of continued health coverage.
(5)	Cash payment is payable in a lump sum equal to the sum of (A) 200% of the executive’s base salary at the time of termination, or, if higher, his annual base salary as in effect immediately prior to December 1, 2016, plus (B) a lump sum cash payment in the amount determined by multiplying (i) the dollar amount equal to the amount of his full retention bonus under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement by (ii) a fraction where the numerator is the number of days that have elapsed from December 1, 2016 through the date of his separation from service and the denominator is 548, plus (C) 200% of his most recently received annual bonus, or, if higher, the average of his annual bonuses for the three years immediately preceding the date of his separation from service, plus (D) his full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement, reduced by an amount equal to (i) the number of shares subject to any equity awards that were outstanding as of December 1, 2016 that have vested during the period after December 1, 2016 through the date of his separation from service multiplied by (ii) the fair market value per share of such shares as of the date of his separation of service (less, in the case of stock options or stock appreciation rights, the exercise price per share and the cost of exercising any such equity).
(6)	Cash payment is payable in a lump sum equal to the sum of (A) 200% of the sum of (1) executive’s base salary plus (2) the executive’s annual bonus at target, plus (B) a prorata portion of his full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement.
(7)	Represents the value of those stock awards that would vest over the 12-month period following December 31, 2016 (excluding any performance awards where such acceleration is not specifically provided for pursuant to the grant documents) based on the difference between the exercise or purchase price, if any, and $44.20, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 30, 2016.
(8)	Represents the value of all stock options and stock appreciation rights that would vest upon such termination based on the difference between the exercise price and $44.20, which was the closing price of our common stock as reported by the NASDAQ Global Select Market on December 30, 2016.
(9)	Represents the estimated cost of 24 months of continued health coverage.
(10)	Represents the estimated cost of 18 months of outplacement coverage.
(11)	Cash payment is payable in a lump sum equal to 75% of the executive’s base salary plus the executive’s annual bonus at target (which annual target bonus will be prorated for the portion of the calendar year that has elapsed prior to the date of termination). Because the executives’ terminations are assumed to occur on December 31, 2016 for purposes of the table, the full annual bonus at target is included in both termination scenarios for each executive.
(12)	Represents the estimated cost of 9 months of continued health coverage.

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(13)	Cash payment is payable in a lump sum equal to the sum of (A) 150% of the executive’s base salary at the time of termination, or, if higher, his annual base salary as in effect immediately prior to December 1, 2016, plus (B) 150% of his most recently received annual bonus or, if higher, the average of his annual bonuses for the three years immediately preceding the date of termination plus (C) a prorata portion of his full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement.
(14)	Represents the estimated cost of 12 months of continued health coverage.
(15)	Represents the estimated cost of 12 months of outplacement coverage.
(16)	Represents a prorata portion of the executive’s full bonus amount under the DTS, Inc. 2016 Executive Retention Bonus Plan and Letter Agreement.

XPERI - Proxy Statement	67

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 9, 2017 COMPENSATION COMMITTEE CHRISTOPHER SEAMS, CHAIRMAN TUDOR BROWN GEORGE A. RIEDEL

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

2016 Summary Compensation of NEOs

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2016, 2015 and 2014, the salary and bonus earned by and other compensation paid to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total($)
Thomas Lacey Chief Executive Officer	2016	500,000	—	—	—	347,650	8,466	856,116
	2015	500,000	—	—	—	489,600	8,465	998,065
	2014	500,000	—	5,767,250	—	1,500,000(4)	8,316	7,775,566
Jon Kirchner President	2016	45,833	—	—	—	550,000(5)	1,037	596,870
Robert Andersen Chief Financial Officer	2016	335,000	—	424,606	—	174,694	8,226	942,526
	2015	331,167	—	587,006	—	246,024	8,226	1,172,423
	2014	311,000	—	1,258,261	248,585	312,000	8,065	2,137,911
Craig Mitchell President, Invensas	2016	303,027	—	424,606	—	96,054	7,987	908,073
	2015	293,164	—	1,090,154	—	115,213	7,920	1,506,451
	2014	293,164	—	—	—	356,307(6)	7,920	657,391
Geir Skaaden	2016	25,133	—	—	—	166,100(5)	32	191,265

(1)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. With respect to stock awards granted during 2014 and 2015 the vesting of which was performance-based, these amounts have been computed based upon the probable outcome of the performance conditions applicable to such stock awards, if any, as of the grant date. The probable outcome for all stock awards granted with performance conditions for purposes of calculating the values in this table has been assumed to be the potential maximum value of the awards. Includes the total grant date fair value of stock awards granted to the NEOs at the maximum possible achievement. At target, performance-based equity granted to Mr. Lacey and Mr. Andersen will be 50% of maximum. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017.
(2)	The amounts reflected in this column represent the aggregate grant date fair value for option awards granted to the NEOs in the relevant fiscal year, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017.
(3)	Unless otherwise indicated, these amounts represent 401(K) contributions, life insurance and disability premiums.
(4)	Includes $1,000,000 paid under the MBO Plan and an additional $500,000 paid under a special bonus plan.
(5)	Messrs. Kirchner and Skaaden were paid their MBO Bonus in December 2016 at 100% of target based on the terms and conditions contained in the Agreement and Plan of Merger dated as of September 19, 2016, among Tessera Technologies, Inc., DTS, Inc., Tessera Holding Corporation, Tempe Merger Sub Corporation and Arizona Merger Sub Corporation.
(6)	Includes $276,307 paid under the MBO Plan and an additional $80,000 paid under a special bonus plan.

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Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2016 to our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)	Closing Share Per Price on Date of Grant ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas Lacey	—	—	500,000	1,000,000	—	—	—	—	—	—	—	—
Jon Kirchner	—	—	—	—	—	—	—	—	—	—	—	—
Robert Andersen	3/1/16	—	251,250	502,500	—	—	—	14,000	—	—	424,606	30.33
Craig Mitchell	3/1/16	—	152,500	305,000	—	—	—	14,000	—	—	424,606	30.33
Geir Skaaden	—	—	—	—	—	—	—	—	—	—	—	—

(1)	These awards were granted under the Company’s MBO Plan. See further details in the “2016 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above. Messrs. Kirchner and Skaaden were not eligible to receive a bonus under the Company’s MBO Plan, rather they each received their full 2016 bonus at target under the DTS bonus plan as part of our acquisition of DTS. These bonuses were paid in early December 2016.
(2)	Unless otherwise noted, the RSU awards vest as follows: 25% of the shares subject to such awards vest after each of the four full fiscal years following the grant date of the award, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. The RSU award is subject to acceleration of vesting pursuant to agreements entered into with Mr. Mitchell as described and referenced under “Employment, Severance and Change in Control Arrangements.
(3)	The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to the NEOs in 2016, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017.

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Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the NEOs at December 31, 2016:

Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Thomas Lacey	5/22/13	—	—	—	—	1,250	55,250	—	—
	5/29/13	14,375	3,125	$20.71	5/28/23	3,125	138,125	—	—
	12/9/13	257,753	109,500	$18.84	12/8/23	25,000	1,105,000	125,000	5,525,000
	7/28/14	—	—	—	—	—	—	125,000	5,525,000
Jon Kirchner(7)	2/16/11	4,850		$43.77	2/16/21	—	—	—	—
	2/14/13	—	39,716	$19.34	2/14/23	—	—	—	—
	3/13/14	—	31,518	$19.24	3/13/24	11,030	487,526	—	—
	2/11/15	—	—	—	—	24,854	1,098,547	—	—
	2/11/16	—	—	—	—	52,955	2,340,611	—	—
Robert Andersen	1/2/14	13,000	26,000	$19.73	1/1/24	6,300	278,460	14,700	649,740
	7/28/14	—	—	—	—	—	—	14,700	649,740
	3/2/15	—	—	—	—	10,500	464,100	—	—
	3/1/16	—	—	—	—	14,000	618,800	—	—
Craig Mitchell	8/19/09	10,625(5)	—	$26.16	8/18/19	—	—	—	—
	9/9/11	3,125(5)	—	$12.52	9/8/21	—	—	—	—
	9/12/12	12,375(5)	—	$14.91	9/11/22	—	—	—	—
	10/14/13	8,125(5)	3,250(5)	$20.43	10/13/23	1,300	57,460	—	—
	3/2/15	—	—	—	—	6,000	265,200	12,000 (6)	530,400
	3/1/16	—	—	—	—	14,000	618,800	—	—
Geir Skaaden (7)	2/16/11	4,850	—	$43.77	2/16/21	—	—	—	—
	2/13/13	—	3,142	$18.65	2/13/23	557	24,619	—	—
	3/13/14	—	8,917	$19.24	3/13/24	3,119	137,860	—	—
	2/11/15	—	—	—	—	7,847	346,837	—	—
	2/11/16	—	—	—	—	13,937	616,015	—	—

(1)	Stock option awards have a ten-year term from the grant date and vests as follows: 1/4th of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.

(2)	Unless otherwise noted, the RSU awards vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the executive is employed with or retained as a consultant by the Company on the vesting dates. All time-based restricted stock are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(3)	This value is based on the December 30, 2016 closing price of our common stock of $44.20 as reported by the NASDAQ Global Select Market.
(4)	Reflects the number of RSUs that may vest pursuant to such awards at “maximum” performance for the RSU awards granted to Messrs. Lacey and Andersen. At target performance, 50% of the RSUs would vest. Up to 25% of each RSU award may vest during each calendar year following the date of grant, commencing with 2014. The performance-based vesting requirements shall be as agreed upon by the executive and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited. For 2016, the performance-based RSUs granted to Messrs. Lacey and Andersen were released at 0.82x target amount in March 2017 and the performance-based RSUs granted to Mr. Mitchell were released at 65% in March 2017. The goals and objectives set by the Compensation Committee for the release of these shares are described in the “Equity Incentive Awards” section of the Compensation Discussion and Analysis section above. The performance-based RSU awards for Mr. Lacey are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements.

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(5)	Stock option awards have a ten-year term from the grant date and vest as follows: 1/48th of the shares subject to the equity awards will vest monthly following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment, Severance and Change in Control Arrangements” below.
(6)	Up to one-third of the RSU award may vest during each calendar year following the date of grant, commencing with 2015. The performance-based vesting requirements shall be as agreed upon by the executive and the Compensation Committee on an annual basis with respect to the shares that may vest in that year and will require continued employment until the vesting date. Any performance-based RSUs that do not vest in a given year will be forfeited. For 2016, the performance-based RSUs granted to Mr. Mitchell vested as to 3,750 of the 6,000 RSUs eligible to vest during 2016 based on achievement with respect to new key customers and the development and sale of our xFD® product, our Bond Via Array™ (BVA®) package-on-package (PoP) technology and our 3-D integrated circuit technology.
(7)	Equity awards listed for Messrs. Kirchner and Skaaden in connection with our assumption and conversion of certain of their equity awards in connection with our acquisition of DTS on December 1, 2016. For a more detailed discussion on the valuation model and assumptions used to calculate the number of shares and fair value of options assumed in connection with our acquisition of DTS, please see Notes 8 and 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017. At the effective time of our acquisition of DTS: (1) each then outstanding, out-of-the-money, vested or unvested option and each then outstanding, in-the-money, unvested option to purchase shares of DTS common stock was assumed by us and converted into an option to purchase shares of our common stock pursuant to the exchange ratio set forth in the merger agreement; and (2) each then outstanding unvested DTS restricted stock unit award was assumed by us and converted into a restricted stock unit award for our common stock pursuant to the exchange ratio set forth in the merger agreement, in each case with substantially the same terms and conditions as applied to such DTS equity award immediately prior to the effective time of the acquisition.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2016 and the value realized upon their exercise by the NEOs, as well as the number of shares acquired on vesting of stock awards in 2016 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas Lacey	—	—	93,125	3,027,676
Jon Kirchner	—	—	—	—
Robert Andersen	13,000	198,510	14,000	420,490
Craig Mitchell	7,292	14,730	7,920	253,700
Geir Skaaden	—	—	—	—

(1)	Amounts realized from the exercise of option awards are calculated by multiplying the number of shares as to which the option was exercised by the excess of the fair market value of a share of our common stock on the vesting date over the applicable exercise price.

(2)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

PENSION BENEFITS

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer nonqualified deferred compensation.

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Proposal 4—Advisory Vote on Executive Compensation

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers.” Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2017 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2016 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution.

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Proposal 5—Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders for a nonbinding advisory vote a proposal regarding the frequency of advisory votes on the compensation of the named executive officers, commonly known as “Say-on-Pay” votes. Stockholders may indicate their preference for an annual, biennial (every two year) or triennial (every three years) “Say-on-Pay” advisory vote. Stockholders shall also have the option to abstain from voting on the matter.

The Board of Directors has determined that an advisory stockholder vote on executive compensation every year is the best approach for Xperi and its stockholders.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The option of one year, two years or three years that receives the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote on the proposal will be the frequency recommended by stockholders for the advisory vote on the compensation of our named executive officers, unless none of the frequency options receives a majority vote, in which case the option that receives the highest number of votes will be considered to be the frequency recommended by stockholders. Abstentions have the same effect as a vote against each of the frequency options. Broker non-votes are not counted for any purpose in determining which frequency option has been recommended by stockholders.

The stockholder vote on the frequency of the “Say-on-Pay” vote is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

The Board of Directors recommends a vote for ONE YEAR on the proposal regarding the frequency of the stockholder vote to approve the compensation of the named executive officers.

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Proposal 6—Ratification of Independent Registered Public Accountants

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2017. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

FEES FOR PROFESSIONAL AUDIT SERVICES

The following is a summary of fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015:

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees(1)	$2,015,500	$1,156,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	109,600	2,700
Total Fees	$2,125,100	$1,158,700

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

AUDIT COMMITTEE PRE-APPROVAL POLICIES

Before an independent registered public accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accountants, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent

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meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accountants. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during years 2016 and 2015 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for its year ending December 31, 2017.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.xperi.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accountants.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2016 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accountants. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2017.

February 17, 2017

AUDIT COMMITTEE

JOHN CHENAULT, CHAIRMAN

GEORGE RIEDEL

CHRISTOPHER SEAMS

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Certain Relationships and Related Transactions

Since January 1, 2016, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
●	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and
●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

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PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2016, Messrs. Seams, Brown and Riedel served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment on the Compensation Committee. In addition, during the year ended December 31, 2016, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

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Stockholder Proposals for the 2018 Annual Meeting of Stockholders

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2018 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary and received at our principal executive offices at the address set forth above no later than November 17, 2017 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than December 28, 2017 and no later than January 27, 2018. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

Other Matters

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2016. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, are available free of charge on our website at www.xperi.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@xperi.com. Please include your contact information with the request.

By Order of the Board of Directors

XPERI CORPORATION

Sincerely,

PAUL E. DAVIS

Secretary

San Jose, California

March 15, 2017

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Appendix A—Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees

The Xperi Corporation 2017 Performance Bonus Plan for Executive Officers and Key Employees (the “Plan”) is designed to motivate and reward certain executive officers and key employees of Xperi Corporation, a Delaware corporation (the “Company”), and of its subsidiaries to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

The Board of Directors of the Company (the “Board”) has adopted this Plan, effective with respect to Bonus Awards for Performance Periods (as such terms are hereinafter defined) beginning on or after the Effective Date (as such term is hereinafter defined).

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1            Base Compensation. “Base Compensation” of a Participant for a Performance Period shall mean the Participant’s regular base salary, excluding bonuses, expense reimbursements, moving expenses, fringe benefits, stock options, restricted stock and other stock-based awards, and other payments that are not considered part of regular base salary, paid during such Performance Period, without regard to any reduction under a plan subject to Section 125 or 401(k) of the Code.

Section 1.2            Bonus Awards. “Bonus Award” shall be a bonus award granted pursuant to and in accordance with the terms and conditions of this Plan.

Section 1.3            Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4            Committee. “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom constitutes an “outside director” for purposes of Section 162(m) of the Code.

Section 1.5            Common Stock. “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

Section 1.6             Director. “Director” shall mean a member of the Board.

Section 1.7            Eligible Individual. “Eligible Individual” shall mean such executive officers and key employees of the Company, or of any of its subsidiaries, as the Committee may determine in its discretion.

Section 1.8             Equity Incentive Plan. “Equity Incentive Plan” shall mean the Xperi Corporation Sixth Amended and Restated 2003 Equity Incentive Plan, as amended from time to time.

Section 1.9             Fair Market Value. “Fair Market Value” shall have the meaning ascribed to such term in the Equity Incentive Plan.

Section 1.10          GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Section 1.11          Participant. “Participant” shall mean any Eligible Individual selected by the Committee to be granted a Bonus Award.

Section 1.12          Performance-Based Compensation. “Performance-Based Compensation” shall mean compensation intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

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Section 1.13          Performance Goals. “Performance Goals” shall have the meaning set forth in Section 2.2 hereof.

Section 1.14          Performance Period. “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and payment of, a Bonus Award.

ARTICLE II.

BONUS AWARDS

Section 2.1            Participants; Bonus Awards. The Committee, in its sole discretion, may grant Bonus Awards with regard to any given Performance Period to one or more of the Eligible Individuals the Committee selects. At the time a Bonus Award is granted pursuant to this Section 2.1, the Committee shall specify the maximum bonus amount to be paid upon the achievement of the Performance Goals established in accordance with Section 2.2 hereof, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Performance Period, subject to Section 2.4 hereof.

Section 2.2            Performance Goals. For each Performance Period with regard to which one or more Eligible Individuals is selected by the Committee to receive a Bonus Award, the Committee shall establish in writing one or more objectively determinable Performance Goals for such Bonus Award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group or market performance indicators or indices:

•	revenue;

•	sales;

•	cash flow;

•

earnings or earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, (iv) amortization or (v) non-cash equity-based compensation expense);

•	return on equity;

•	return on capital or return on invested capital

•	total stockholder return;

•	return on assets or net assets;

•	income or net income or pre-tax income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	gross or net profit margin;

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•	cost reductions or savings or expense management;

•	price per share of Common Stock;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital;

•	market share;

•	customer satisfaction;

•	completion of acquisitions, dispositions or partnerships or other corporate transactions;

•	implementation of new technology by customers/partners;

•	completion of settlements and/or licensing arrangements; and

•	achievement of new product or technology development milestones.

Depending on the performance criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division or business unit. The Committee, in its discretion, may specify different Performance Goals for each Bonus Award. With respect to Bonus Awards intended to constitute Performance-Based Compensation, the Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified Performance Goal has been achieved for the Performance Period; provided, however, that, subject to Section 2.3 hereof, the achievement of each performance criteria shall be determined in accordance with GAAP to the extent applicable.

Section 2.3            Adjustments to Performance Components. For each Bonus Award, the Committee, in its discretion, may, at the time of grant, specify in the Bonus Award that one or more adjustments shall be made to one or more of the Performance Goals established under Section 2.2 hereof. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items;

•	items related to a change in accounting principles under GAAP;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions, including transaction-related charges and amortization;

•	items attributable to the business operations of any entity acquired by the Company during the Performance Period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP;

•	taxes;

•	stock-based compensation;

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•	non-cash items; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

To the extent such adjustments affect Bonus Awards that are intended to qualify as Performance-Based Compensation, they shall be objectively determinable and prescribed in a form that meets the requirements of Section 162(m) of the Code.

Section 2.4            Award Limit. The maximum aggregate amount that may be paid to any one Participant during any calendar year with respect to one or more Bonus Awards shall be $5,000,000. For purposes of this Section 2.4, Bonus Award payments made in shares of Common Stock shall count against aggregate Bonus Award limit based upon the Fair Market Value of such shares on the date the Bonus Award payment is made.

Section 2.5            Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1            Form of Payment. Each Participant’s Bonus Award may be paid, at the option of the Committee, in cash, or in Common Stock or the right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or the right to receive Common Stock (such as restricted stock or restricted stock units). Bonus Award payments made in Common Stock shall be made in accordance with the provisions of the Equity Incentive Plan.

Section 3.2            Certification. Following the completion of each Performance Period and prior to the distribution of any payment for a Bonus Award granted under the Plan with respect to such Performance Period, the Committee shall certify in writing whether the applicable Performance Goals were achieved for the Performance Period to which the Bonus Award relates.

Section 3.3            Limited Discretion. Subject to the limit in Section 2.4, in determining the amount payable to a Participant with respect to the Participant’s Bonus Award, the Committee shall have the right, in its sole discretion, to increase, reduce or eliminate the amount otherwise payable under the Bonus Award to take into account the recommendation of the Chief Executive Officer of the Company and such additional factors, if any, that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period; provided, however, that, with respect to Bonus Awards that are intended to qualify as Performance-Based Compensation, (a) the Committee shall not have any discretion to increase the amount payable under that Bonus Award over the amount that would otherwise be due based upon the established terms of the Bonus Award or to modify the applicable Performance Goals (other than pursuant to automatic objectively determinable adjustments established at the time the Performance Goals were established), to the extent the existence or exercise of such discretion is inconsistent with the requirements for such award to qualify as Performance-Based Compensation, and (b) the amount payable under any such Bonus Awards may be reduced (but not increased or adjusted upward) to take into account such additional factors that the Committee may deem relevant to the assessment of individual or corporate performance.

Section 3.4            Timing of Payment.

(a)            Unless otherwise determined by the Committee, each Bonus Award shall be paid as soon as practicable after the Committee certifies in writing that the Performance Goals specified for such Bonus Award were in fact satisfied.

(b)            Bonus Award payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under the Treasury Regulations pursuant to Section 409A of the Code. Subject to subsection 3.4(a) hereof, and to the extent necessary to cause the Bonus Awards under the Plan to satisfy the “short-term deferral” exemption under the

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Treasury Regulations pursuant to Section 409A of the Code, Bonus Award payments under the Plan shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the right to receive payment of the Bonus Award is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the right to receive payment of the Bonus Award is no longer subject to a substantial risk of forfeiture.

Section 3.5            Terminations.  Except as otherwise provided in a written agreement between the Company (or any of its subsidiaries, as applicable) and a Participant, if a Participant’s employment with the Company (or any of its subsidiaries, as applicable) is terminated for any reason other than death or disability prior to payment of any Bonus Award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any Bonus Award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s Bonus Award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1            Performance Based Compensation.  The Committee, in its discretion, may determine whether a Bonus Award is to qualify as Performance-Based Compensation, and may take such actions as it may deem necessary to ensure that such Bonus Award will so qualify. Any such Bonus Award intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) and any Treasury Regulations or rulings issued thereunder that are requirements for qualifications as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 4.2            Performance Goals.

(a)            With respect to any Bonus Award which the Committee determines should qualify as Performance-Based Compensation, the Committee may, in its discretion, establish the specific Performance Goal or Goals under Section 2.2 hereof that must be achieved in order for a Participant to become eligible to receive a Bonus Award payment (including any specific adjustments to be made under Section 2.3 hereof). The Performance Goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such Performance Goals shall be substantially uncertain at the time such Performance Goals are established in writing.

(b)            With respect to any Bonus Award which the Committee determines should qualify as Performance-Based Compensation, the applicable Performance Goals described in Section 2.2 hereof (including any adjustments to be made under Section 2.3 hereof) shall be established in writing no later than the 90th day following the commencement of the Performance Period to which the Performance Goals relate; provided, however, that in no event shall the Performance Goals be established after 25% of the Performance Period (as scheduled in good faith at the time the Performance Goals are established) has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1            Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

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Section 5.2            Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any Bonus Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 5.3            Majority Rule; Unanimous Written Consent.  The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1            Amendment, Suspension or Termination of the Plan.  This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to Bonus Awards granted under the Plan which the Committee determines should constitute Performance-Based Compensation, no action of the Board or the Committee may modify the Plan, the Bonus Award or the the Performance Goals (or adjustments) applicable to any such outstanding Bonus Award, to the extent such modification would cause the Bonus Award to fail to constitute Performance-Based Compensation.

Section 6.2            Effective Date. This Plan shall be effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”). The Committee may grant Bonus Awards at any time on or after the Effective Date.

Section 6.3            Approval of Plan by Stockholders.

(a)            Subject to earlier termination of the Plan pursuant to Section 6.1, the Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2017. In the event that this Plan is not so approved, this Plan shall not become effective.

(b)            The Plan shall be subject to reapproval by the stockholders of the Company not later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders last approved the Plan, as required under the Treasury Regulations pursuant to Section 162(m) of the Code. In the event that the Plan is not so reapproved, no further Bonus Awards that are intended to constitute Performance-Based Compensation shall be granted under the Plan.

Section 6.4            Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a Bonus Award.

Section 6.5            Forfeiture and Claw-Back Provisions.  The Committee may provide that any Bonus Awards paid under the Plan shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Section 6.6            Miscellaneous.

(a)            In no event shall the Company be obligated to pay to any Participant a Bonus Award for a Performance Period by reason of the Company’s payment of a Bonus Award to such Participant in any other Performance Period.

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(b)            The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any subsidiary shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Award under the Plan.

(c)            Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any subsidiary, or to interfere with the rights of the Company or any subsidiary to discharge any individual at any time, with or without cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

(d)            No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

(e)            Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(f)             The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

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Appendix B—Amended And Restated International Employee Stock Purchase Plan

Xperi Corporation, a Delaware corporation (the “Company”), hereby adopts the Xperi International Employee Stock Purchase Plan (the “Plan”), effective as of the Restatement Effective Date (as defined herein). The Plan is not intended to qualify as an “employee stock purchase plan within the meaning of Section 423(b) of the Code (as defined below).

1.                          Purpose. The purposes of the Plan are as follows:

(a)                        To assist employees of the Company’s Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company.

(b)                        To help employees provide for their future security and to encourage them to remain in the employment of the Company’s Designated Subsidiaries.

2.                          Definitions.

(a)                         “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b)                        “Board” shall mean the Board of Directors of the Company.

(c)                         “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(d)                        “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(e)                        “Common Stock” shall mean the common stock of the Company.

(f)                          “Company” shall mean Xperi Corporation, a Delaware corporation, and any successor by merger, consolidation or otherwise.

(g)                        “Company Group” shall mean the Company, any Subsidiary and an Eligible Employee’s Employer, if different, and their affiliates.

(h)                         “Compensation” shall mean all base straight time earnings and commissions, after the deduction of any payroll taxes and social security and national health insurance contributions required by law to be deducted from the same, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation.

(i)                         “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan and which employs individuals in countries other than the United States of America. The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the stockholders of the Company.

(j)                         “Effective Date” shall have the meaning given to such term in Section 23.

(k)                        “Eligible Employee” shall mean an Employee of a Designated Subsidiary: (i) who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) except as otherwise required by applicable local laws, whose customary employment is for more than twenty (20) hours per week; (iii) whose customary employment is for more than five (5) months in any calendar year; and (iv) who is employed and resides in a country other than the United States of America. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee any Employee that is a “highly compensated employee” of any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided that any such exclusion shall be applied in an identical manner under each Offering Period to all Employees of all Designated Subsidiaries. Notwithstanding the foregoing, (x) the Administrator may also limit eligibility further within a Designated Subsidiary so as to only designate some Employees of a Designated Subsidiary as Eligible Employees, and (y) the foregoing eligibility rules shall apply only to the extent the such rules are consistent with applicable local laws.

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(l)                           “Employee” shall mean any person who renders services to a Designated Subsidiary in the status of an employee. “Employee” shall not include any director of a Designated a Subsidiary who does not render services to the Designated Subsidiary in the status of an employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds three (3) months, and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

(m)                        “Employer” shall mean an Eligible Employee’s employing entity.

(n)                         “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(o)                         “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(p)                         “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)                          If the Common Stock is listed on any established stock exchange, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date (or if there is no closing sales price or closing bid on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)                         If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if there are no closing bid and asked prices on such date, the last market Trading Day prior to such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)                          In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q)                        “Offering Period” shall mean the approximately twenty-four (24) month period commencing on each February 1 and August 1 during the term of the Plan and terminating on the last Trading Day in the period ending twenty-four (24) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan, but in no event may an Offering Period exceed twenty-seven (27) months.

(r)                          “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)                         “Plan” shall mean this Xperi Corporation International Employee Stock Purchase Plan, as it may be amended from time to time.

(t)                         “Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end on the next Exercise Date.

(u)                        “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(v)                        “Restatement Effective Date” shall have the meaning given to such term in Section 23.

(w)                       “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(x)                        “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq Stock Market are open for trading.

3.                          Eligibility.

(a)                        Any Eligible Employee who shall be employed by a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5.

(b)                        Unless otherwise provided by the Administrator, an Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate which exceeds the limit set forth in Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

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4.                         Offering Periods. Subject to Section 24, the Plan shall be implemented by consecutive, overlapping Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.                         Participation.

(a)                        Except as set forth in Section 6(f) below, an Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form approved by the Administrator and filing it with the Company’s payroll office fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date.

(b)                        Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c)                        During a leave of absence approved by the Designated Subsidiary employing a participant, a participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such participant’s leave of absence. If a leave of absence is unapproved, the participant will cease automatically to participate in the Plan. In such event, the Company or a Designated Subsidiary will automatically cease to deduct the participant’s payroll under the Plan. The Company or a Designated Subsidiary will pay to the participant his or her total payroll deductions for the Purchase Period, in cash in one lump sum (without interest), as soon as practicable after the participant ceases to participate in the Plan.

(d)                        A participant’s completion of a subscription agreement will enroll such participant in the Plan for each successive Purchase Period and each subsequent Offering Period on the terms contained therein until the participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan.

6.                         Payroll Deductions.

(a)                        At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b)                        All payroll deductions made for a participant under Section 6(a) above shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) or 6(f) hereof, a participant may not make any additional payments into such account.

(c)                        A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or suspend his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d)                        Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period.

(e)                        At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

(f)                        Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions.

7.                        Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock

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determined by dividing the balance in such participant’s Plan account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a participant be permitted to purchase during each Offering Period more than 8,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and during each Purchase Period more than 2,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock a participant may purchase during each Purchase Period and Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8.                          Exercise of Option.

(a)                        Unless a participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the balance in such participant’s Plan account. No fractional shares shall be purchased; any balance in such participant’s Plan account which is not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period. Any additional balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)                        If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each participant which has not been applied to the purchase of shares of stock because of the limitations set forth in Section 3(b), Section 7 or this Section 8(b) shall be paid to such participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9.                          Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her option.

10.                        Withdrawal.

(a)                        A participant may withdraw all but not less than all of the balance in such participant’s Plan account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in a form acceptable to the Administrator. All amounts credited to a participant’s Plan account during the Offering Period shall be paid to such participant as soon as reasonably practicable after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or contributions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, participation in the Plan shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)                        A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

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                              (c)              Upon a Designated Subsidiary ceasing to be such, an Eligible Employee of the Designated Subsidiary shall be deemed to have elected to withdraw from the Plan and the amounts credited to such participant’s account during the Offering Period shall be paid to such participant, or in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

11.                        Termination of Employment. Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the balance in such participant’s Plan account shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated.

12.                        Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a participant in the Plan.

13.                        Shares Subject to Plan.

(a)                         Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 400,000 shares. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(b)                        With respect to shares of stock subject to an option granted under the Plan, a participant shall not be deemed to be a stockholder of the Company, and the participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the participant or his or her nominee following exercise of the participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14.                        Administration.

(a)                        The Plan shall be administered by the Compensation Committee of the Board, and the term “Committee” shall apply to such committee. The Committee shall have, in connection with the administration of the Plan, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, and the term “Committee” shall apply to either the Compensation Committee of the Board or any such subcommittee. References in this Plan to the “Administrator” shall mean the Compensation Committee of the Board unless administration is delegated to a subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Compensation Committee or subcommittee.

(b)                        It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

                              (c)              The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13, 20 and 23 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Administrator shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, rules or procedures.

(d)                        All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company or its Designated Subsidiaries. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any

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such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all participants, the Company, each Designated Subsidiary and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15.                        Designation of Beneficiary.

(a)                         A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)                        Such designation of beneficiary may be changed by the participant at any time by written notice to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.                        Transferability. Neither amounts credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.                        Use of Funds. All amounts received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts, except for funds contributed in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for participants in non-U.S. jurisdictions.

18.                        Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions or contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.                        Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)                        Changes in Capitalization. The number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)                        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been

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changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)                        Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.                        Amendment or Termination.

(a)                        The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant without the consent of such participant. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of the Plan in such a manner and to such a degree as required.

(b)                        Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars (“USD”), permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s or a Designated Subsidiary’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)                        In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)                          altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)                         shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)                        allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

21.                        Notices. All notices or other communications by a participant to the Company or a Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or such Designated Subsidiary at the location, or by the person, designated by the Company or such Designated Subsidiary for the receipt thereof.

22.                        Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of options prior to fulfillment of all the following conditions:

(a)                        The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b)                        The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)                         The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

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(d)                         The payment to the Company or a Designated Subsidiary of all amounts which it is required to withhold under federal, state or local law upon exercise of the option; and

(e)                         The lapse of such reasonable period of time following the exercise of the option as the Administrator may from time to time establish for reasons of administrative convenience.

23.                        Term of Plan. The Plan was originally effective as of July 1, 2008 (the “Effective Date”). Subject to stockholder approval, as provided in the following sentence, this amended and restated Plan shall be effective on January 25, 2017 (the “Restatement Effective Date”). This amended and restated Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the Restatement Effective Date. The Plan shall be in effect until terminated under Section 20 hereof. No options granted under this amended and restated Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until this amended and restated Plan shall have been approved by the stockholders of the Company. In the event this amended and restated Plan shall not have been approved by the stockholders of the Company prior to the end of said 12-month period, all options granted under this amended and restated Plan shall be canceled and become null and void without being exercised. The Plan shall be in effect until terminated under Section 20 hereof.

24.                        Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then (i) a new twenty-four (24) month Offering Period will automatically begin on the first trading day following that Exercise Date, and (ii) all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

25.                        No Employment Rights. Notwithstanding any other provision of this Plan:

(a)                        the Plan shall not form part of any contract of employment between the Company Group and an Eligible Employee;

(b)                        unless expressly so provided in his or her contract of employment, an Eligible Employee has no right or entitlement to be granted an award or any expectation that an award might be made to him or her, whether subject to any conditions or at all;

(c)                        the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any awards held by him or her) shall not form any part of his or her remuneration or count as his or her remuneration for any purpose and shall not (to the extent permitted by law) be pensionable;

(d)                        the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights and if an Eligible Employee ceases to be employed by the Company Group, the Eligible Employee shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any awards held by him or her which lapse by reason of his or her ceasing to be employed by the Company or any Parent or Subsidiary) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

(e)                        the rights or opportunity granted to an Eligible Employee on the making of an award shall not give the Eligible Employee any rights or additional rights in respect of any pension scheme operated by the Company Group;

(f)                         the Eligible Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain shares of Common Stock, or any interest in shares of Common Stock pursuant to an award in consequence of the loss or termination of his or her office or employment with the Company or any present or past Parent or Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

(g)                        the value of the awards under the Plan are outside the scope of an Eligible Employee’s employment contract, if any;

(h)                        the value of the awards under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(i)                         no claim or entitlement to compensation or damages arises if the awards under the Plan or the Common Stock issued pursuant to the Plan do not increase in value and each Eligible Employee irrevocably releases the Company Group, their affiliates and third party vendors from any such claim that does arise; and

(j)                          by accepting the grant of an award and not renouncing it, the Eligible Employee is deemed to have agreed to the provisions of this Section 25.

B-8	XPERI - Proxy Statement

26.                        Data Protection. It shall be a term and condition of each award under the Plan that an Eligible Employee explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of an Eligible Employee’s personal “Data” (as defined below) by and among, as applicable, the Company Group for the exclusive purpose of implementing, administering and managing the Eligible Employee’s participation in the Plan. The Company Group holds certain personal information about the Eligible Employee, including, but not limited to, the Eligible Employee’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Employee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers as may be selected by the Company which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States of America or elsewhere (and, if the Eligible Employee is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Eligible Employee’s country. The Eligible Employee may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. The Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Eligible Employee’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Eligible Employee’s participation in the Plan. The Company may also make the Data available to public authorities where required under locally applicable law. The Eligible Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Employee’s local human resources representative. The Eligible Employee’s refusal to provide consent or withdrawal of consent may affect the Eligible Employee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, an Eligible Employee may contact his or her U.S. human resources representative. This Section applies to information held, used or disclosed in any medium.

27.                        Governing Law and Jurisdiction. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. The courts of the State of California shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Section 27 is made for the benefit of the Company and its Designated Subsidiaries only, which accordingly retain the right to bring proceedings in any other court of competent jurisdiction. By completing a subscription agreement, a participant is deemed to have agreed to submit to such jurisdiction.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR AUSTRALIAN PARTICIPANTS

1.                          Application. This Sub-Plan for Australian participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Australia for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.                          Tax Consequences.

(a)                        The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parent or any Subsidiary from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the participant of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”)

XPERI - Proxy Statement	B-9

(b)                        The provisions of Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) shall apply to awards made under the Plan subject to the requirements of that Act.

(c)                        Without prejudice to the terms of the Plan, the option cannot be exercised until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the option and/or the acquisition of the shares by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Employer, the Parent or any Subsidiary may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)                         deduction from salary or other payments due to the Eligible Employee; or

(ii)                         withholding the issue, allotment or transfer to the Eligible Employee of that number of shares (otherwise to be acquired by the Eligible Employee on the exercise of the option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)                        withholding the issue, allotment or transfer to the Eligible Employee of the shares otherwise to be acquired by the Eligible Employee pursuant to the option until the employee has demonstrated to the satisfaction of the Company or the Employer that he has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the tax liability; or

(iv)                        where the tax liability arises as a result of a release or assignment by the Eligible Employee of the option, a deduction from the payment made to him as consideration for such release or assignment.

(d)                        Paragraph (c) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares to be issued or transferred to the Eligible Employee as a result of the exercise of the option, paid to the Company or the Employer, in cleared funds a sum equal to the Tax Liability arising on the exercise of the option.

3.                          Eligible Employees. An Eligible Employee under this Sub-Plan must be a fulltime or part time employee, non-executive director, contractor or casual employees who work a pro-rata equivalent of 40% or more of a comparable full-time position or a prospective participant.

4.                          Use of Funds. For the purposes of this Sub-Plan, clause 17 of the Plan does not apply.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Australian law apply.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR CANADIAN PARTICIPANTS

1.                          Application. This Sub-Plan for Polish participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Canada for the purpose of payment of taxes or who exercise all of their employment duties in Canada and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Language Consent. If an Eligible Employee is a resident of Quebec, the following provision will apply to the Eligible Employee:

The parties acknowledge that it is their express wish that the Plan, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

3.                          Termination of Employment. The following provision replaces Section 11 of the Plan:

In the event of termination of an Eligible Employee’s employment, the Eligible Employee’s right to purchase shares under the Plan, if any, will terminate, and he or she shall be deemed to have elected to withdraw from the Plan,

B-10	XPERI - Proxy Statement

effective as of the date that is the earlier of (i) the date on which the Eligible Employee receives a notice of termination of employment from the Company or the Employer, or (ii) the date on which the Eligible Employee is no longer employed, regardless of any notice period or period of pay in lieu of such notice required under local law; the Administrator shall have the exclusive discretion to determine when the Eligible Employee is no longer employed for purposes of the Plan. The payroll deductions credited to such participant’s account during the Offering Period shall be paid to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such participant’s option for the Offering Period shall be automatically terminated on the effective date described in the previous sentence.

4.                          Data Protection. In addition to the provisions of Section 26 of the Plan, each Eligible Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Each Eligible Employee further authorizes the Company Group, the Employer and the administrator of the Plan to disclose and discuss the Plan with their advisors. Each Eligible Employee further authorizes the Company Group, the Employer and the Administrator to record such information and to keep such information in the Eligible Employee’s employee file.

5.                           Notifications.

(a)                        Securities Law Information. Each Eligible Employee understands that the Eligible Employee is permitted to sell shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

(b)                         Foreign Asset/Account Reporting Information. If a participant is a Canadian resident, such participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds a certain threshold at any time in the year. Foreign property includes shares acquired under the Plan. The shares must be reported--generally at a nil cost--if the cost threshold is exceeded because of other foreign property the participant holds. If shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if a participant owns other shares, this ACB may have to be leveraged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. A participant should consult with his or her personal advisor to ensure compliance with the applicable reporting requirements.

6.                           Tax Consequences. The following provision supplements Section 6(e) of the Plan:

Regardless of any action the Company or the Employer takes with respect to any or all income tax (including foreign, federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to a participant’s participation in the Plan and legally applicable to a participant (“Withholding Taxes”), the ultimate liability for all Withholding Taxes legally due by a participant is and remains such participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Neither the Company and/or the Employer (i) make any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the option, including but not limited to, the grant, vesting, exercise of the option, the issuance of shares upon exercise, the subsequent sale of shares acquired pursuant to the exercise of the option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate a participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if a participant has become subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, a participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Withholding Taxes. In this regard, the Company and/or the Employer or their respective agents are authorized, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (A) accept a cash payment in USD in the amount of Withholding Taxes, (B) withhold whole shares which would otherwise be delivered to a participant having an aggregate fair market value, determined as of the Tax Date, or withhold an amount of cash from the participant’s wages or other cash compensation which would otherwise be payable to the participant by the Company and/or the participant’s employer, equal to the amount necessary to satisfy any such obligations, (C) withhold from proceeds of the sale of shares acquired upon exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on the participant’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom a participant has submitted an irrevocable notice of exercise. To avoid negative accounting treatment, the Company may withhold or account for

XPERI - Proxy Statement	B-11

Withholding Taxes by considering applicable minimum statutory withholding rates. If the obligation for Withholding Taxes is satisfied by withholding in shares, for tax purposes, a participant is deemed to have been issued the full number of shares subject to the option, notwithstanding that a number of shares are held back solely for the purpose of paying the Withholding Taxes. Finally, a participant shall pay to the Company or the Employer any amount of Withholding Taxes that the Company or the Employer may be required to withhold as a result of the participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the shares if an Eligible Employee fails to comply with such participant’s obligations in connection with the Withholding Taxes as described in this section and each participant unconditionally consent to and approve any such action taken by the Company. A participant (or any beneficiary or person entitled to act on a participant’s behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

7.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Canada.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR PARTICIPANTS OF FRANCE

1.                          Application. This Sub-Plan for Irish participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in France for the purpose of payment of taxes or who exercise all of their employment duties in France and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Securities Laws. The Plan and this Sub-Plan do not require a prospectus to be submitted for approval to the French Financial Market Authority (the “Autorité des marchés financiers”). Persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the French Monetary and Financial Code may take part in the Plan solely for their own account, as provided in Articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. The financial instruments purchased under the Plan cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

      3.                           Tax Consequences.                  Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company Group shall be entitled to (i) withhold Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) report the income and requested details in respect of any award to the competent tax and social security authorities . Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

4.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of France.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR GERMAN PARTICIPANTS

1.                          Application. This Sub-Plan for German participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Germany for the purpose of payment of taxes or who exercise all of their employment duties in Germany and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

B-12	XPERI - Proxy Statement

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Definition of Employee. The definition of Employee shall, for the avoidance of doubt, include the directors of any German Designated Subsidiary who perform paid work for such German Designated Subsidiary under a director’s contract.

3.                          Leaves of Absences. The Company’s discretion to grant awards under the Plan and Sub-Plan shall be exercised in a manner complying with German law, in particular with the labor law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot). For the avoidance of doubt, any sick leave or other leave of absence as used in the Plan shall be interpreted and applied as compliant with German law.

4.                          Election to Participate; Cash Contributions. Notwithstanding Sections 6(a) through 6(d) of the Plan:

(a)                        An Eligible Employee who resides in Germany may become a participant in the Plan only by means of direct cash contributions to the Company or to the Employer, as applicable. For the avoidance of doubt, except as set forth in these procedures, the terms and conditions of the Plan relating to payroll deductions shall not apply to Eligible Employees located in Germany and any references to payroll deductions shall instead be read to refer to the contributions made by a German participant pursuant to this Sub-Plan.

(b)                        Subject to Section 3 of the Plan, each individual who is an Eligible Employee who resides in Germany as of the Enrollment Date of the applicable Offering Period may elect to participate in such Offering Period and the Plan by delivering to the Company a written subscription agreement fifteen (15) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date. Such form shall indicate the amount that the Eligible Employee shall contribute to the participant’s Plan account for each Purchase Period during such Offering Period, which amount shall be between one percent (1%) and twenty percent (20%) of the Eligible Employee’s Compensation during the applicable Purchase Period (such amount, a “Cash Contribution”).

(c)                        A participant may discontinue his or her participation in the Plan as provided in Section 10 of the Plan, or may increase or decrease the rate of his or her Cash Contribution during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in his or her Cash Contribution. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period.

(d)                        No later than five (5) days prior to the Exercise Date of any Purchase Period, each participant who resides in Germany shall pay to the Company or to the Employer (as applicable) a lump-sum amount equal to such participant’s estimated Cash Contribution for such Purchase Period. The estimated amount of each Eligible Employee’s Cash Contribution for a Purchase Period shall be calculated by the Company based on each Eligible Employee’s expected Compensation during such Purchase Period (as determined by the Company or the Employer, in its sole discretion) and shall be communicated to each Eligible Employee no later than fifteen (15) days prior to the Exercise Date. If an Eligible Employee’s estimated Cash Contribution exceeds the Eligible Employee’s actual required Cash Contribution, then the Company or the Employer (as applicable) shall refund to the participant such excess amount no later than thirty (30) days after the applicable Exercise Date. If the estimated Cash Contribution is less than the actual Cash Contribution, the participant will be required to pay to the Company or to the Employer (as applicable) the deficient amount no later than thirty (30) days after the applicable Exercise Date. Cash Contributions shall be credited to the Plan account of a participant who resides in Germany in the same manner as payroll deductions are credited to Plan accounts for other participants.

(e)                        Except as described in this Section 2, a participant may not make any additional payments into his or her Plan account. Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b) of the Plan, a participant’s Cash Contributions may be rejected by the Company or the Employer or returned to the participant by the Company or the Employer.

(f)                         The Administrator or any employee to whom such authority is delegated by the Administrator shall have the authority to make all determinations relating to the administration of these procedures, including, without limitation, the effect of a participant’s failing to make payment of the participant’s Cash Contribution with respect to any Purchase Period, making partial payment of the participant’s Cash Contribution with respect to any Purchase Period and/or making a late payment of the Eligible Employee’s Cash Contribution with respect to any Purchase Period (including, without limitation, whether the participant shall be deemed to have elected to withdraw from the Plan as a result of such missed, partial or late Cash Contribution).

XPERI - Proxy Statement	B-13

5.                          No Legal Claim. The participant acknowledges and agrees that any award under the Plan and Sub-Plan is a voluntary one-time benefit, and that the participant in the Plan and Sub-Plan does not have a legal claim for further awards.

6.                          Board, Administrator and Committee Discretion and Decisions. The discretion of the Board, Administrator and any committee under the Plan and the Sub-Plan, including their interpretation and any decisions taken thereunder, shall be exercised reasonably (nach billigem Ermessen) in accordance with German law.

7.                          Consent to Personal Data Processing and Transfer. The following provisions shall apply in lieu of Section 26 of the Plan:

It shall be a term and condition of each award under the Plan that an Eligible Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, (all together, the “Company Entities”), hold certain personal information, including the Eligible Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in the participant’s favor, for the only purpose of managing and administering the Plan (“Data”). The Company Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Eligible Employee separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: However, from time to time, the Company Entities may retain additional or different third parties for any of the purposes mentioned on which the Company will inform the Eligible Employee and seek for additional Eligible Employee ’s consent. The Eligible Employee hereby authorizes the Company Entities to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Eligible Employee to a third party with whom the Eligible Employee may have elected to have payment made pursuant to the Plan. The participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local Human Resources Director; however, withdrawing the consent may affect the participant’s ability to participate in the Plan and receive the benefits under the Agreement. Data will only be held as long as necessary to implement, administer and manage the participant’s participation in the Plan and any subsequent claims or rights.

8.                          Taxes and Other Withholding. For the avoidance of doubt, any withholding and payment obligations under the Plan and the Sub-Plan shall be made by the relevant Designated Subsidiary employing the Eligible Employee when due and any taxes should always include German social security contributions (including the participant’s portion) as well as any other mandatory withholding and pay obligations in accordance with German law.

9.                          Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company Group shall be entitled to (i) withhold Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) report the income and requested details in respect of any award to the competent tax and social security authorities . Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

10.                        Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Germany.

B-14	XPERI - Proxy Statement

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR HONG KONG PARTICIPANTS

1.                          Application. This Sub-Plan for Hong Kong participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Hong Kong for the purpose of payment of taxes or who exercise all of their employment duties in Hong Kong and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Securities Warning. The grant of the purchase rights and the issuance of shares upon purchase do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Plan, this Sub-Plan, any enrollment forms and other incidental communication materials that the Eligible Employee may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. Each Eligible Employee is advised to exercise caution in relation to the offer. If a Eligible Employee is in any doubt about any of the contents of the Plan, this Sub-Plan, any enrollment forms and other communication materials, the Eligible Employee should obtain independent professional advice.

3.                          Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

4.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Hong Kong.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR IRISH PARTICIPANTS

1.                          Application. This Sub-Plan for Irish participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Definition of Eligible Employee. For purposes of this Sub-Plan, “Eligible Employee” shall mean an Employee of a Designated Subsidiary: (a) in continuous employment with the Designated Subsidiary for not less than three months immediately preceding their participation in the Plan; (b) who does not, immediately after the option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); and (c) who is employed and resides in a country other than the United States of America. For purposes of clause (b), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. For purposes of this definition of “Eligible Employee,” the employment relationship shall, in respect of an Employee of a Designated Subsidiary incorporated in Ireland, be treated as continuing intact and will not be deemed as an interruption to continuous service, where the absence from service is protected by statute. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where a period of leave, which is not protected by statute or approved by the Company or Designated Subsidiary, exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day following such three (3)-month period.

XPERI - Proxy Statement	B-15

3.                          Tax Consequences. Any tax consequences arising from the vesting or distribution or otherwise pursuant to an award shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s social insurance contributions and /or Universal Social Charge, if applicable). The Company Group shall be entitled to (i) withhold taxes (if required) according to the requirements under applicable laws, rules and regulations, including withholding taxes at source and (ii) provide details in respect of any award to the Revenue Commissioners of Ireland. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

4.                          Designation of Beneficiary. Notwithstanding anything to the contrary in Section 15 of the Plan, Eligible Employees who are (or are deemed to be) resident, ordinarily resident or domiciled in Ireland for the purpose of payment of taxes or who exercise all of their employment duties in Ireland may only designate their estate as their beneficiary.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Ireland apply.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR JAPANESE PARTICIPANTS

1.                          Application. This Sub-Plan for Japanese participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Japan for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.                          Tax Consequences.

(a)                        The Eligible Employee agrees, to the fullest extent permitted by law, to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b)                        Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)                         deduction from salary or other payments due to the Eligible Employee; or

(ii)                        withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)                       withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv)                        where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

B-16	XPERI - Proxy Statement

(c)                        Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

3.                          No Registration. An option to receive shares under the Plan will be offered in Japan by a private placement to small number of subscribers (shoninzu muke kanyu), as provided under Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (“FIEL”), and accordingly, the filing of a securities registration statement pursuant to Article 4, Paragraph 1 of the FIEL has not been made, and such option may not be assigned or transferred by the participant.

4.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Japanese law apply.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR KOREAN PARTICIPANTS

1.                          Application. This Sub-Plan for Korean participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Korea for the purpose of payment of taxes or who exercise all of their employment duties in Korea and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                           Notifications.

(a)                        Exchange Control Information. Korean residents who realize certain amounts from the sale of shares must repatriate the proceeds to Korea within three years of the sale or receipt.

(b)                        Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds a certain threshold on any month-end during a calendar year. An Eligible Employee should consult with his or her personal tax advisor to determine his or her personal reporting obligations.

3.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Korea.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR MEXICAN PARTICIPANTS

1.                          Application. This Sub-Plan for Mexican participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Mexico for the purpose of payment of taxes or who exercise all of their employment duties in Mexico and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Payroll Withholding Authorization. In order to purchase Common Stock under the Plan, each Eligible Employee must sign a payroll withholding authorization in such form distributed to participant by the Company or by the Employer (which form may be in addition to the subscription agreement), whereby the participant requests and authorizes the Employer to withhold from the participant’s Compensation the amount specified in such payroll authorization form and/or subscription agreement). A participant’s authorized withholding will continue until the participant files the prescribed notification form with the Administrator notifying it of the participant’s withdrawal from the Plan.

XPERI - Proxy Statement	B-17

3.                           Acknowledgment of the Agreement. By participating in the Plan, participant acknowledges that participant has received a copy of the Plan, has reviewed the Plan in its entirety and fully understands and accepts all provisions of the Plan. Participant further acknowledges that participant has read and expressly approves the terms and conditions set forth in the subscription agreement, in which the following is clearly described and established: (i) participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and participant’s participation in the Plan are offered by the Company on a wholly discretionary basis; (iii) participant’s participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the underlying shares.

Reconocimiento del Contrato. Al participar en el Plan, usted reconoce que ha recibido una copia del Plan, que ha revisado el Plan en su totalidad, y que entiende y acepta en su totalidad, todas y cada una de las disposiciones del Plan. Asimismo reconoce que ha leído y aprueba expresamente los términos y condiciones señalados en el párrafo titulado “Subscription Agreement,” en lo que claramente se describe y establece lo siguiente: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el Plan son ofrecidos por la Compañía sobre una base completamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía y sus Afiliadas no son responsables de ninguna por la disminución en el valor de las Acciones subyacentes.

4.                          Labor Law Policy and Acknowledgment. By participating in the Plan, participant expressly recognizes that Xperi Corporation, with registered offices at 3025 Orchard Parkway, San Jose, California 95134, USA, is solely responsible for the administration of the Plan and that participant’s participation in the Plan and acquisition of shares does not constitute an employment relationship between participant and the Company since participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, participant expressly recognizes that the Plan and the benefits that participant may derive from participation in the Plan do not establish any rights between participant and the Company and do not form part of the employment conditions and/or benefits provided by the Company and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of participant’s employment.

Participant further understands that participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue participant’s participation at any time without any liability to participant.

Finally, participant hereby declares that participant does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and participant therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de Legislación Laboral y Reconocimiento. Al participar en el Plan, usted reconoce expresamente que Xperi Corporation, con oficinas registradas en 3025 Orchard Parkway, San Jose, California 95134, Estados Unidos de América, es la única responsable por la administración del Plan, y que su participación en el Plan, así como la adquisición de las Acciones, no constituye una relación laboral entre usted y la Compañía, debido a que usted participa en el plan sobre una base completamente mercantil. Con base en lo anterior, usted reconoce expresamente que el Plan y los beneficios que pudiera obtener por su participación en el Plan, no establecen derecho alguno entre usted y la Compañía, y no forman parte de las condiciones y/o prestaciones laborales que la Compañía ofrece, y que las modificaciones al Plan o su terminación, no constituirán un cambio ni afectarán los términos y condiciones de su relación laboral.

Asimismo usted entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o suspender su participación en cualquier momento, sin que usted incurra en responsabilidad alguna.

Finalmente, usted declara que no se reserva acción o derecho alguno para interponer reclamación alguna en contra de la Compañía, por concepto de compensación o daños relacionados con cualquier disposición del Plan o de los beneficios derivados del Plan, y por lo tanto, usted libera total y ampliamente de toda responsabilidad a la Compañía, a sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales, con respecto a cualquier reclamación que pudiera surgir.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Mexico.

B-18	XPERI - Proxy Statement

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR POLISH PARTICIPANTS

1.                          Application. This Sub-Plan for Polish participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) resident in Poland for the purpose of payment of taxes or who exercise all of their employment duties in Poland and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Payroll Withholding Authorization. In order to purchase Common Stock under the Plan, each Eligible Employee must sign a payroll withholding authorization in such form distributed to participant by the Company or by the Employer (which form may be in addition to the subscription agreement), whereby the participant requests and authorizes the Employer to withhold from the participant’s Compensation the amount specified in such payroll authorization form and/or subscription agreement). A participant’s authorized withholding will continue until the participant files the prescribed notification form with the Administrator notifying it of the participant’s withdrawal from the Plan.

3.                          Foreign Asset/Account Reporting Information. If an Eligible Employee maintains bank or brokerage accounts holding cash and foreign securities (including shares) outside of Poland, the Eligible Employee will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

4.                          Exchange Control Information. The transfer of funds in excess of a certain amount into Poland must be made through a bank account in Poland. Each participant is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Poland.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR ROMANIAN PARTICIPANTS

1.                          Application. This Sub-Plan for Romanian participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the Romania for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

2.                          Data Privacy Provisions. In consideration of the processing operations that shall be carried out as part of an Eligible Employee’s participation in this Plan, the Company hereby provides each Eligible Employee with certain data privacy related information:

 (a)              Personal Data. “Personal Data” means any information referring to a natural person, identified or identifiable; an identifiable person is a that person who can be identified, directly or indirectly, particularly with reference to an identification number or to one or more factors specific to details of his physical, physiological, economical, cultural or social characteristics. To avoid any possible misunderstanding, it is agreed that the “Personal Data” referred to in this Plan are those mentioned below.

 (b)              By submitting a participation agreement, an Eligible Employee agrees and fully consents with the procession of the personal data communicated to the Company herein, respectively:

(i)                          Personal information (name, date of birth, gender, marital status, address, place of work, telephone number, mobile number, fax number, e-mail, family size, passport or visa information, age, language, skills, drivers license information, birth certificate);

XPERI - Proxy Statement	B-19

(ii)                         Background information (education, including schools attended, and dates of attendance, degrees or diplomas granted, training, work history, including names of employers, dates of employment, and compensation information);

(iii)                        Compensation information (wages or salary, commissions, bonuses, stock option award and exercise information, employee stock purchase plan information, pensions);

    (iv)         Signature; and

    (v)          Bank account number.

  (c)            By signing a subscription agreement and accepting an award under the Plan, each Eligible Employee gives his or her explicit consent to the Company to process any such personal data, either directly or through third parties. Eligible Employees also provide explicit consent to the Company to transfer any personal data indicated above outside of the country in which they work or are employed, in so far this transfer is required in relation to the Eligible Employees’ participation to this Plan and for the purposes described below. The Company shall ensure that all personal data that is transmitted will be kept confidential and used only for legitimate Company purposes as described below.

(d)            The Company shall use the Eligible Employees’ personal data only in relation to the latter’s participation to this Plan and the granting of the options and managing thereof. Thus, the Company shall process the Eligible Employees’ data for the following main purposes:

(i)                          verifying the general eligibility and the compliance with the necessary conditions in order to receive grants;

(ii)                         administering and maintaining the Eligible Employee’s records;

(iii)                        internal compensation and benefit planning;

(iv)                        transmitting the personal data to third parties interested in purchasing the Company’s shares or the Company’s assets, to the Administrator, to the legal counsel to the Company, to the accountants for the Company and to any other person that the Company may find in its administration of this Plan to be appropriate.

(e)            An Eligible Employee shall be fully liable for the accuracy of the information he or she provides to the Company.

(f)            In connection with the processing carried out as part of their participation to this Plan, Eligible Employees have the following rights:

(i)            The right to be informed. Each Eligible Employee has been informed by reading the present notice about the identity of the Company, the purpose for which the data are processed by the Company, the existence of the rights provided by law for the protection of personal data, as well as the conditions of exercising, the categories of recipients to whom the personal data are disclosed.

(ii)          The right to have access to data. Each Eligible Employee has the right, upon a written, dated and signed request, to obtain from the Company the confirmation of the fact that the data related to the Eligible Employee are or are not processed by the Company. This request is to be accomplished for free in the limit of one request per year.

(iii)          The right of intervention. Each Eligible Employee has the right to request to the Company, upon a written, dated and signed request, the following:

(A)          the rectification, the up-dating, the blocking or the erasure of the incomplete, inexact data or of illegal processions;

    (B)            the transformation of illegal personal data in anonymous data;

(C)          the notification of the third parties with regard to the operations provided at (A) and (B) above.

(iv)         The right of opposition. Each Eligible Employee has the right to oppose every moment, upon a written, dated and signed request, to the procession of his/her personal data, due to well-grounded and lawful reasons in connection to his/her particular situation;

(v)          The right of not being subject to an individual decision. The right to demand and receive:

(A)                        the withdrawal or cancellation of a decision that produces juridical effects concerning the Eligible Employee, adopted exclusively on a personal data processing basis, carried out through automatic means, destined to evaluate some aspects of the Eligible Employee’s personality and/or professional competence, credibility, behavior or other such aspects;

(B)                         re-evaluation of any decisions regarding the Eligible Employee, and which affects the Eligible Employee in a significant manner, if the decision was adopted exclusively on a basis of data processing that meets the conditions stated under letter (A) above.

B-20	XPERI - Proxy Statement

(vi)                        The right to refer to a court of law. Each Eligible Employee has the right to refer to a court of law in defense of any rights guaranteed by the law regarding the protection of personal data processions.

   (g)            In undertaking the envisaged processing, the Company shall take all necessary measures to ensure the confidentiality of the Eligible Employee’s data and the security of the processing, in accordance with the legal provisions in force.

3.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of Romania without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of Romania apply.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR SINGAPORE PARTICIPANTS

1.                          Application. This Sub-Plan for Singapore participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Singapore for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in this Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.                          Securities Law Information. The award of the option to purchase shares of the Company’s Common Stock pursuant to the Plan is being made in reliance of Section 273(1)(f) of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”) for which it is exempt from the prospectus requirements under the SFA.

3.                          Director / CEO Notification Obligation. If the Eligible Employee is a director or chief executive officer (as applicable) of a company incorporated in Singapore which is related to the Company (“Singapore Company”), the Eligible Employee is subject to certain disclosure / notification requirements under the Companies Act (Cap. 50) of Singapore. Among these requirements is an obligation to notify the Singapore Company in writing when the Eligible Employee acquires an interest (such as shares, debentures, participatory interests, rights, options and contracts) in the Company (e.g., the option, the shares in the Company’s Common Stock or any other award). In addition, the Eligible Employee must notify the Singapore Company when the Eligible Employee disposes of such interest in the Company (including when the Eligible Employee sells shares in the Company’s Common Stock issued upon vesting and settlement of the option). These notifications must be made within two days of acquiring or disposing of any such interest in the Company. In addition, a notification of the Eligible Employee’s interests in the Company must be made within two business days of becoming a director or chief executive officer (as applicable).

 In this regard:

(a)                        A “director” includes any person occupying the position of a director of a corporation by whatever name called and includes a person in accordance with whose directions or instructions the directors or the majority of the directors of a corporation are accustomed to act and an alternate or substitute director.

(b)                        A “chief executive officer”, in relation to a company, means any one or more persons, by whatever name described, who:

(i)                         is in direct employment of, or acting for or by arrangement with, the company; and

(ii)                        is principally responsible for the management and conduct of the business of the company, or part of the business of the company, as the case may be.

(c)                        The Singapore Company will be deemed to be related to the Company if the Singapore Company is:

(i)                         the holding company of the Company;

(ii)                        a subsidiary of the Company; or

(iii)                       a subsidiary of the holding company of the Company.

(d)                       “Business day” means any day other than a Saturday, Sunday or public holiday in Singapore.

4.                         Tax Consequences.

(a)                       The Eligible Employee agrees to indemnify and keep indemnified the Company, its Parent or any Subsidiary from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the Eligible Employee of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”).

XPERI - Proxy Statement	B-21

(b)                        Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)                         deduction from salary or other payments due to the Eligible Employee; or

(ii)                        withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)                       withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv)                       where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c)                        Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

(d)                        In the event that the Eligible Employee should be granted an award of the option in connection with the Eligible Employee’s employment in Singapore, any gains or profits enjoyed by the Eligible Employee arising from the vesting of such option will be taxable in Singapore as part of the Eligible Employee’s employment remuneration regardless of when the option vests or where the Eligible Employee is at the time the option vests. The Eligible Employee may, however, be eligible to enjoy deferment of such taxes under incentive schemes operated by the Inland Revenue Authority of Singapore if the qualifying criteria relating thereto are met. The Eligible Employee is advised to seek professional tax advice as to the Eligible Employee’s tax liabilities including, to the extent the Eligible Employee is a foreigner, how such gains or profits aforesaid will be taxed at the time the Eligible Employee ceases to work in Singapore.

(e)                        All taxes (including income tax) arising from the award of any option or the vesting of any option thereon shall be borne by the Eligible Employee.

(f)                        Where the Eligible Employee is a non-citizen of Singapore and about to leave employment with the Employing Entity (as defined below), the Employing Entity may be required under the Income Tax Act (Cap. 134) of Singapore to deduct or withhold taxes arising from the vesting of the option from the Eligible Employee’s emoluments. An amount equal to the tax amount required to be deducted or withheld will have to be so deducted or withheld by the Employing Entity and paid to the Singapore tax authorities. Emoluments include income from gains or profits from any employment, which includes any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance (other than certain types of allowance) paid or granted in respect of the employment whether in money or otherwise, and any gains or profits, directly or indirectly, derived by any person from a right or benefit to acquire shares in any company where such right or benefit is obtained by reason of any office or employment held by him or her. “Employing Entity” shall mean the Company, a Singapore subsidiary of the Company, other affiliated company or any other person paying such emoluments, whether on his or her account or on behalf of another person.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Singapore law apply.

B-22	XPERI - Proxy Statement

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR TAIWANESE PARTICIPANTS

1.                           Application. This Sub-Plan for Japanese participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of Taiwan for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”).

The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.                          Tax Consequences.

(a)                        The Eligible Employee agrees to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an award under this Sub-Plan; (ii) the acquisition by the Eligible Employee of shares of Common Stock pursuant to the exercise of an award under this Sub-Plan; or (iii) the disposal of any shares of Common Stock (a “Tax Liability”).

(b)                        Without prejudice to the terms of the Plan, an award under this Sub-Plan cannot be exercised, and no shares of Common Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company Group or the Employer may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the award and/or the acquisition of the shares of Common Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)                        deduction from salary or other payments due to the Eligible Employee; or

(ii)                       withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Common Stock (otherwise to be acquired by the Eligible Employee on the exercise of the award) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)                      withholding the issue, allotment or transfer to the Eligible Employee of the shares of Common Stock otherwise to be acquired by the Eligible Employee pursuant to the award until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv)                       where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the award, a deduction from the payment made to him or her as consideration for such release or assignment.

(c)                        Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Common Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the award, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

3.                          No Registration. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that neither the awards under the Plan nor the shares of Common Stock issuable under the Plan have been and they will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and neither the awards under the Plan nor the shares of Common Stock issuable under the Plan may be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

4.                          Foreign Exchange. It shall be a term and condition of each award granted under this Sub-Plan that the Eligible Employee acknowledges that that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of awards under the Plan, the purchase of shares of Common

XPERI - Proxy Statement	B-23

Stock under the Plan and disposing of the shares of Common Stock so purchased, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Each Eligible Employee shall pay his or her own costs and expenses with respect to any event concerning such Eligible Employee arising as a result of the Plan.

5.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of Taiwanese law apply.

XPERI CORPORATION

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR UK PARTICIPANTS

1.                          Application. This Sub-Plan for UK participants in the Xperi Corporation International Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to awards granted to Eligible Employees who are (or are deemed to be) residents of the United Kingdom for the purpose of payment of taxes and forms an integral part of the Xperi Corporation International Employee Stock Purchase Plan (the “Plan”). The Plan and this Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to awards granted to Eligible Employees, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.                          Tax Consequences.

(a)                        The Eligible Employee agrees to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an option; (ii) the acquisition by the participant of the shares on exercise of the option; or (iii) the disposal of any shares, (a “Tax Liability”)

(b)                        At the discretion of the Administrator the option cannot be exercised until the Eligible Employee has entered into an election with the Company or the Employer as appropriate (in a form approved by the Employer and HMRC) (a “joint election”) under which any liability of the Company Group or the Employer for Employer’s National Insurance Contributions arising in respect of the grant, exercise of or other dealing in the option, or the acquisition of the shares on exercise of the option, is transferred to and met by the participant.

(c)                        Without prejudice to the terms of the Plan, the option cannot be exercised until the Eligible Employee has made such arrangements as the Company Group or the Employer may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the option and/or the acquisition of the shares by the Eligible Employee. Where any Tax Liability is likely to arise, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)                        deduction from salary or other payments due to the Eligible Employee; or

(ii)                       withholding the issue, allotment or transfer to the Eligible Employee of that number of shares (otherwise to be acquired by the Eligible Employee on the exercise of the option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)                      withholding the issue, allotment or transfer to the Eligible Employee of the shares otherwise to be acquired by the Eligible Employee pursuant to the option until the employee has demonstrated to the satisfaction of the Company Group or the Employer that he has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the tax liability; or

(iv)                       where the tax liability arises as a result of a release or assignment by the Eligible Employee of the option, a deduction from the payment made to him as consideration for such release or assignment.

(d)                        Paragraph (c) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares to be issued or transferred to the Eligible Employee as a result of the exercise of the option, paid to the Company Group or the Employer, in cleared funds a sum equal to the Tax Liability arising on the exercise of the option.

3.                          Governing Law. The validity and enforceability of this Sub-Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of English law apply.

B-24	XPERI - Proxy Statement

Appendix C—Reconciliation of GAAP and Non-GAAP Financial Measures

Included within this Proxy Statement are certain non-GAAP financial measures that supplement the Company’s operating results prepared under GAAP. Reconciliations of GAAP to non-GAAP amounts presented within this Proxy Statement are provided below. These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for or superior to corresponding, similarly captioned, GAAP measures.

(in $ millions) Reconciliation of GAAP Revenue to Recurring Revenue

	2014	2015	2016

Total revenue	$278.8	$273.3	$259.6

Less: episodic revenue	(129.0)	(31.0)	(15.8)

Recurring revenue	$149.8	$242.3	$243.8

Reconciliation of 2016 GAAP Operating Income to 2016 non-GAAP Net Income

GAAP operating income	$89.4

Impact of 2016 acquisitions	30.7

Stock-based compensation expense	14.5

One-time charges and benefits	7.5

Assumed tax effect	(42.6)

Non-GAAP net income	$99.5

Reconciliation of 2016 GAAP Revenue to 2016 Semiconductor and IP Licensing Business Revenue

Total revenue	$259.6

Less: revenue from sources other than Semiconductor and IP Licensing Business	(30.5)

Revenue from Semiconductor and IP Licensing Business	$229.1

XPERI - Proxy Statement	C-1

Reconciliation of 2016 GAAP Operating Income to 2016 non-GAAP net income from Semiconductor and IP Licensing Business

GAAP operating income	$89.4

Stock-based compensation expense	12.0

Revenue directly associated with Product Licensing Business	(30.4)

Operating expenses directly associated with Product Licensing Business	51.1

Acquisition expenses and other one-time activity	6.3

Assumed tax effect at 30%	(38.5)

Non-GAAP net income from Semiconductor and IP Licensing Business	$89.9

C-2	XPERI - Proxy Statement

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. on April 26, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
		For	Against	Abstain
01	Richard S. Hill	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 through 4.			For	Against	Abstain
02	Christopher A. Seams	☐	☐	☐	2.	To approve the Xperi 2017 Performance Bonus Plan for Executive Officers and Key Employees;		☐	☐	☐
03	George A. Riedel	☐	☐	☐	3.	To approve an Amended and Restated International Employee Stock Purchase Plan;		☐	☐	☐
04	John Chenault	☐	☐	☐	4.	To hold an advisory vote on executive compensation;		☐	☐	☐
05	Thomas Lacey	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
06	Tudor Brown	☐	☐	☐	5.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
07	David C. Habiger	☐	☐	☐
					The Board of Directors recommends you vote FOR proposal 6.			For	Against	Abstain
					6.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its year ending December 31, 2017;		☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 27, 2017:

The Notice & Proxy Statement and the Annual Report on Form 10-K is/are available at www.proxyvote.com

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XPERI CORPORATION 2017 Annual Meeting of Stockholders 3025 Orchard Parkway, San Jose, CA 95134 P: (408) 321-6000 PROXY SOLICITED BY THE BOARD OF DIRECTORS

Thomas Lacey, Paul Davis and Robert Andersen, or any of them acting alone, are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xperi Corporation, to be held on April 27, 2017 at 11:00 a.m. Pacific Daylight Time or at any postponement or adjournment thereof. Each of proposals 1 through 6 are proposed by Xperi Corporation.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are indicated on an executed proxy, the holder of the proxy will vote this proxy in accordence with the Board of Director’s recommendations. The holder of the proxy is authorized to vote in his discretion upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side